Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190951

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2013)

             Common Shares

DryShips Inc.

We are offering for sale                  of our common shares. Our common shares are listed on The Nasdaq Global Select Market under the symbol “DRYS.” On October     , 2014, the last sale price of our common shares as reported on The Nasdaq Global Select Market was $             per share.

As part of this offering, George Economou, our Chairman, President and Chief Executive Officer, has indicated his intention to purchase up to $80 million of common shares at the public offering price.

Each share of our common stock includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $250.00 per unit, subject to specified adjustments.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 21, 2014.

	PER SHARE	TOTAL
Public Offering Price	$	$
Placement Fees	$	$
Proceeds to Company (Before Expenses)	$	$

RS Platou Markets Inc., RS Platou Markets AS, Pareto Securities Inc., Pareto Securities AS, Pareto Securities Inc., ABN AMRO Securities (USA) LLC and DVB Capital Markets LLC are acting as placement agents for us in connection with the shares offered by this prospectus supplement and the accompanying prospectus, and they will use their best commercially practicable efforts to arrange for the sale of the common shares to certain institutional investors. The placement agents have no commitment to buy any of the shares.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain investor funds will be deposited into a non-interest bearing escrow account and held until released by us and RS Platou Markets AS on the date the shares are to be delivered to investors.

Delivery of the shares of common stock is expected to be made on or about October     , 2014. The delivery of shares to each investor is not conditioned upon the purchase of shares by any other investors. If one or more investors fails to fund the purchase price of their subscribed-for shares as required by the applicable subscription agreement, we intend to proceed with delivery on October     , 2014 of the aggregate number of shares for which the purchase price has been received.

Joint Lead Managers, Joint Bookrunners and Placement Agents

RS Platou Markets Inc.	Pareto Securities Inc.

Joint Lead Manager and Placement Agent

ABN AMRO

Co-Manager

DVB Capital Markets LLC

The date of this prospectus supplement is October     , 2014

i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any placement agents have not, authorized anyone to provide you with information that is different. We and the placement agents take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the common shares.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts or present facts or conditions.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus supplement, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	our future operating or financial results;

•	our failure to comply with covenants and other provisions in our credit agreements, or obtain waivers with respect to non-compliance of the same;

•	our failure to extend any waivers of covenant breaches under our credit facilities upon the expiration of such waivers;

•	our failure to satisfy our debt obligations upon maturity;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	our ability to obtain financing to fund our capital expenditure obligations for our newbuilding drillships;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	our ability to obtain double hull bunkering tankers given the scarcity of such vessels in general;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our ability to retain our key suppliers and key customers;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of crude oil or refined petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. The majority of the directors, officers and our independent registered public accounting firm reside outside the United States. In addition, substantially all of our assets and the assets of the directors, officers and our independent registered public accounting firm are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts of such jurisdictions (i) would enforce judgments of U.S. courts obtained in actions against us, our directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us, our directors or officers and such experts based on those laws. See “Risk Factors—Risks Relating to Our Common Shares. We are incorporated in the Marshall Islands, which does not have a well-developed body of case law or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Unless otherwise indicated, the financial information included or incorporated by reference in this prospectus supplement with respect to historical consolidated financial information of DryShips Inc. and its subsidiaries and as of December 31, 2013 and 2012 and for the fiscal years ended December 31, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of DryShips Inc. and its subsidiaries incorporated by reference in this prospectus supplement. The summary historical consolidated financial and other data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements that are not included in this prospectus supplement.

The Company’s historical consolidated financial statements incorporated by reference in this prospectus supplement each have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and have been audited by Deloitte Hadjipavlou Sofianos & Companies for the fiscal year ended 2009 and Ernst & Young (Hellas) Certified Auditors Accountants S.A. for the fiscal years ended 2010, 2011, 2012 and 2013 independent registered public accounting firms.

Also included in this prospectus supplement is certain financial information of DryShips Inc. as of the six months ended June 30, 2014 and for the six month periods ended June 30, 2014 and 2013. Such financial information is derived from unaudited interim condensed consolidated financials statements of DryShips Inc. and its subsidiaries.

The financial and other information included in this prospectus supplement is not intended to comply with all reporting requirements of the SEC. Compliance with all such requirements would require the modification or exclusion of certain information presented in this prospectus supplement and the presentation of certain other information not included in this prospectus supplement. All references to “Dollars,” “$,” “U.S.$” or “U.S. Dollars” are to the lawful currency of the United States. We prepare our financial statements in Dollars.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, we disclose EBITDA and time charter equivalent (TCE), which are non-GAAP financial measures. A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable U.S. generally accepted accounting principles

(“U.S. GAAP”) measures. We have presented EBITDA because we believe it provides useful information to investors because it is a basis upon which we measure our operations. EBITDA is also used by various of our lenders as a measure of our compliance with certain loan covenants, and we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. EBITDA is not a measure of our financial performance under U.S. GAAP and should not be construed as an alternative to net income (loss) or other financial measures presented in accordance with U.S. GAAP. It should be noted that companies calculate EBITDA differently; as a result, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. Please see the sections of this prospectus supplement entitled “Summary Consolidated Financial and Other Data of DryShips Inc.” for a reconciliation of EBITDA to net income (loss), the most directly comparable U.S. GAAP financial measure. TCE is a measure of the average daily revenue performance of a vessel on a per voyage basis. We believe that our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage which are paid by the Company under a voyage charger or by the charterer under a time charter contract, as well as commissions which are paid by the Company. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with revenues from our vessels, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. TCE is also a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.

v

SUMMARY

This summary highlights information and consolidated financial data that appear elsewhere in this prospectus supplement or are incorporated by reference herein and is qualified in its entirety by such more detailed information and financial statements. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement, including the risk factors and the more detailed information and consolidated financial statements that are incorporated by reference herein.

Unless otherwise indicated, references in this prospectus supplement to “DryShips Inc.,” “we,” “us,” “our” and the “Company” refer to DryShips Inc. and our subsidiaries. References to “Ocean Rig” or “ORIG” refer to Ocean Rig UDW Inc., our majority-owned subsidiary. All amounts in this prospectus supplement are expressed in U.S. dollars, and the financial information has been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. All references in this prospectus supplement to “$,” “U.S.$” and “Dollars” refer to United States dollars.

We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a Marshall Islands corporation with our principal executive offices in Athens, Greece and were incorporated in September 2004. We are an international provider of ocean transportation services for drybulk and petroleum cargoes through our ownership and operation of drybulk carrier vessels and oil tankers and offshore drilling services through the ownership and operation by Ocean Rig, our majority-owned subsidiary, of ultra-deepwater drilling units. Our common stock is listed on the NASDAQ Global Select Market where it trades under the symbol “DRYS.”

As of September 30, 2014, we own a fleet of (i) 39 drybulk carriers, comprised of 13 Capesize, 24 Panamax, and two Supramax vessels, which have a combined deadweight tonnage of approximately 4.3 million and an average age of approximately 8.7 years; (ii) ten oil tankers, comprised of six Aframax and four Suezmax tankers with a combined deadweight tonnage of over 1.3 million and an average age of approximately 2.1 years; and (iii) through our subsidiary Ocean Rig, 13 drilling units (including four newbuildings), comprised of two modern, fifth generation, advanced capability ultra-deepwater harsh weather semisubmersible offshore drilling rigs, four sixth generation, advanced capability ultra-deepwater drillships and seven seventh generation, advanced capability ultra-deepwater drillships (two of which are new integrated design), including four new buildings.

Our drybulk carriers, drilling units and oil tankers operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

Ocean Rig comprises our entire offshore drilling segment, which represented approximately 76.9% of our total assets and approximately 81.4% of our total revenues as of and for the six-month period ended June 30, 2014. As we have done in the past, we may, in the future, sell a minority voting and economic interest in Ocean Rig or its subsidiaries in a public offering. Ocean Rig also may transfer assets or equity interests in its subsidiaries to a majority-owned master limited partnership or distribute, or spin off, a minority voting and economic interest in its subsidiaries to holders of our voting stock. There can be no assurance, however, that we will complete any such transaction, which, among other things, will be subject to market and other conditions.

Our Fleet

The table below describes our fleet profile as of September 30, 2014:

	Year Built	DWT	Type	Gross rate Per day	Redelivery
					Earliest	Latest
Drybulk fleet
Capesize:
Rangiroa	2013	206,000	Capesize	$23,000	May–18	Dec–23
Negonego	2013	206,000	Capesize	$21,500	Mar–20	Feb–28
Fakarava	2012	206,000	Capesize	$25,000	Sept–15	Sept–20
Raiatea (ex. Conches)	2011	179,078	Capesize	$26,000	Oct–14	Nov–14
				$23,500	Sep–19	Nov–19
Mystic	2008	170,040	Capesize	$52,310	Aug–18	Dec–18
Robusto	2006	173,949	Capesize	$23,500	Jul–19	Sept–19
Cohiba	2006	174,234	Capesize	$26,250	Oct–14	Oct–14
				$23,500	Sep–19	Nov–19
Montecristo	2005	180,263	Capesize	$23,500	Jul–19	Sep–19
Flecha	2004	170,012	Capesize	$55,000	Jul–18	Nov–18
Manasota	2004	171,061	Capesize	$30,000	Jan–18	Aug–18
Partagas	2004	173,880	Capesize	$11,500	Oct–14	Oct–14
				$23,500	Sep–19	Nov–19
Alameda	2001	170,662	Capesize	$27,500	Nov–15	Jan–16
Capri	2001	172,579	Capesize	$20,000	Jan–16	May–16
Panamax:
Raraka	2012	76,037	Panamax	$7,500	Jan–15	Mar–15
Woolloomooloo	2012	76,064	Panamax	$7,500	Dec–14	Feb–15
Amalfi	2009	75,206	Panamax	Spot	N/A	N/A
Rapallo	2009	75,123	Panamax	T/C Index linked	Jul–16	Sep–16
Catalina	2005	74,432	Panamax	Spot	N/A	N/A
Majorca	2005	74,477	Panamax	Spot	N/A	N/A
Ligari	2004	75,583	Panamax	Spot	N/A	N/A
Saldanha	2004	75,707	Panamax	Spot	N/A	N/A
Sorrento	2004	76,633	Panamax	$24,500	Aug–21	Dec–21
Mendocino	2002	76,623	Panamax	T/C Index linked	Sep–16	Nov–16
Bargara	2002	74,832	Panamax	T/C Index linked	Sep–16	Nov–16
Oregon	2002	74,204	Panamax	Spot	N/A	N/A
Ecola	2001	73,931	Panamax	Spot	N/A	N/A
Samatan	2001	74,823	Panamax	Spot	N/A	N/A
Sonoma	2001	74,786	Panamax	Spot	N/A	N/A
Capitola	2001	74,816	Panamax	Spot	N/A	N/A
Levanto	2001	73,925	Panamax	T/C Index linked	Aug–16	Oct–16
Maganari	2001	75,941	Panamax	Spot	N/A	N/A
Coronado	2000	75,706	Panamax	Spot	N/A	N/A
Marbella	2000	72,561	Panamax	Spot	N/A	N/A
Redondo	2000	74,716	Panamax	Spot	N/A	N/A
Topeka	2000	74,716	Panamax	Spot	N/A	N/A
Ocean Crystal	1999	73,688	Panamax	Spot	N/A	N/A
Helena	1999	73,744	Panamax	Spot	N/A	N/A

	Year Built	DWT	Type	Gross rate Per day	Redelivery
					Earliest	Latest
Supramax:
Byron	2003	51,118	Supramax	Spot	N/A	N/A
Galveston	2002	51,201	Supramax	Spot	N/A	N/A
Tanker fleet
Suezmax
Bordeira	2013	158,300	Suezmax	Spot	N/A	N/A
Petalidi	2012	158,300	Suezmax	Spot	N/A	N/A
Lipari	2012	158,300	Suezmax	Spot	N/A	N/A
Vilamoura	2011	158,300	Suezmax	Spot	N/A	N/A
Aframax:
Alicante	2013	115,200	Aframax	Spot	N/A	N/A
Mareta	2013	115,200	Aframax	Spot	N/A	N/A
Calida	2012	115,200	Aframax	Spot	N/A	N/A
Saga	2011	115,200	Aframax	Spot	N/A	N/A
Daytona	2011	115,200	Aframax	Spot	N/A	N/A
Belmar	2011	115,200	Aframax	Spot	N/A	N/A

Drilling Unit Fleet Owned by Subsidiaries of Ocean Rig

Drilling Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Depth to the Oil Field (ft)	Customer	Expected Contract Term(1)	Average Maximum Dayrate			Drilling Location
Operating Drilling Rigs
Leiv Eiriksson	2001/5th	10,000	30,000	Rig Management Norway AS(2)	Q2 2013 – Q2 2016		$545,000		Norwegian Continental Shelf

Eirik Raude	2002/5th	10,000	30,000	Lukoil Overseas Sierra-Leone B.V.	Q3 2013 – Q4 2014		$575,000		South Africa
				Premier Oil Exploration and Production Ltd.	Q1 2015 – Q4 2015		$561,350		Falkland Islands

Operating Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q2 2012 – Q2 2015		$455,861	(3)	Brazil
				Petroleo Brasileiro S.A.	Q2 2015 – Q2 2018		$505,000	(9)	Brazil

Ocean Rig Olympia	2011/6th	10,000	40,000	Total E&P Angola	Q3 2012 – Q3 2015		$585,437		Angola

Ocean Rig Poseidon	2011/6th	10,000	40,000	ENI Angola S.p.A.	Q2 2013 – Q2 2016		$690,300	(4)	Angola

Ocean Rig Mykonos	2011/6th	10,000	40,000	Petroleo Brasileiro S.A. Petroleo Brasileiro S.A.	Q1 2012 – Q1 2015 Q1 2015 – Q1 2018	$ $	450,950 505,000	(3) (9)	Brazil Brazil

Ocean Rig Mylos	2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q4 2013 – Q3 2016		$637,270	(5)	Brazil

Ocean Rig Skyros	2013/7th	12,000	40,000	Total E&P Angola	Q1 2014 – Q4 2014		$575,000	(6)	Angola
				Total E&P Angola	Q4 2015 – Q3 2021		$584,972	(6)	Angola
Ocean Rig Athena	2014/7th	12,000	40,000	ConocoPhillips Angola 36 & 37 Ltd	Q2 2014 – Q2 2017		$655,836	(7)	Angola

Newbuilding Drillships
Ocean Rig Apollo	Q1 2015/7th	12,000	40,000	Total E&P Congo	Q1 2015 – Q2 2018		$594,646	(8)	West Africa

Ocean Rig Santorini	Q2 2016/7th	12,000	40,000

Ocean Rig TBN #1	Q1 2017/7th	12,000	40,000

Ocean Rig TBN #2	Q2 2017/7th	12,000	40,000

(1)	Not including the exercise of any applicable options to extend the term of the contract.
(2)	Rig Management Norway is the coordinator for the consortium of customers under the contract. The contract has a minimum duration of 1,070 days.
(3)	Approximately 20% of the maximum dayrates are service fees paid to us in Brazilian Real (R$). The maximum dayrate disclosed in this table is based on the September 30, 2014 exchange rate of R$2.43:$1.00.
(4)	The maximum dayrate of $690,300 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $670,000 will increase annually at a rate of 3%, beginning twelve months after the commencement date, during the term of the contract.
(5)	On November 4, 2013 the Ocean Rig Mylos commenced drilling operations with Repsol Sinopec Brasil S.A., or Repsol, at an average maximum dayrate of approximately $637,270 over the initial term of the contract.
(6)	On March 2, 2014 the Ocean Rig Skyros commenced drilling operations with Total E&P Angola at an average maximum dayrate of approximately $575,000 over the term of the contract. We have also entered into a new drilling contract for drilling operations offshore Angola for a period of six years with an average maximum dayrate of $584,972. This new contract is expected to commence in the fourth quarter of 2015.
(7)	On March 24, 2014, the Ocean Rig Athena was delivered from the shipyard and commenced drilling operations on June 7, 2014, at an average maximum dayrate of $655,836 which is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $633,500 is subject to a fixed annual escalation of approximately 2% during the contract period.
(8)	The maximum dayrate of approximately $594,646 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $580,000 is subject to a fixed escalation of 1% during the contract period.
(9)	Ocean Rig has been awarded extensions of the drilling contracts for the Ocean Rig Corcovado and the Ocean Rig Mykonos by Petróleo Brasileiro S.A. (“Petrobras”) for drilling offshore Brazil. The contract extensions are subject to partner approvals. The term of each extension is for 1,095 days with a total combined revenue backlog of over $1.1 billion, excluding reimbursement by Petrobras for contract related equipment upgrades. The new contracts will commence in direct continuation from the end of the current agreements with Petrobras, in Q1 and Q2 of 2015.

Recent Developments

Affiliate Loan. On October 20, 2014, Ocean Rig agreed to provide DryShips with up to $120 million of liquidity through a short-term unsecured loan. The proceeds will be used, if needed, to repay the Company’s 5.0% Convertible Notes maturing on December 1, 2014. If drawn, the Ocean Rig loan will be made in compliance with the requirements under its existing debt agreements.

Proposed Master Limited Partnership Initial Public Offering. On October 14, 2014, Ocean Rig Partners LP, a subsidiary of Ocean Rig filed a registration statement on Form F-1 with the SEC relating to a possible initial public offering of units in a majority-owned master limited partnership, to which we will refer as the MLP, which has been formed to own interests in equity securities or assets currently owned by certain of Ocean Rig’s subsidiaries. The completion of any such possible MLP initial public offering is subject to Ocean Rig’s Board authorization, market conditions and completion of the SEC filing and review process. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in a potential MLP initial public offering. See “Risk Factors—Company Specific Risk Factors—The possible formation of a master limited partnership for purposes of an MLP initial public offering may involve issuance of interests to third parties in a substantial portion of our assets and cash flow.”

Extension on Drilling Contracts. On October 14, 2014, Ocean Rig signed an amendment with Total E&P Angola to extend the date by which Total E&P Angola should exercise the option to extend the term of the contract for Ocean Rig Olympia for two additional one-year periods. The first option is now exercisable until February 27, 2015, and the second option exercisable within one year after the date of exercise of the first option.

Ocean Rig has also been awarded extensions of the drilling contracts for its two ultra deepwater drillships the Ocean Rig Corcovado and the Ocean Rig Mykonos by Petróleo Brasileiro S.A. (“Petrobras”) for drilling offshore Brazil. The contracts extensions are subject to partner approvals. The term of each extension is for 1,095 days with a total combined revenue backlog of over $1.1 billion, excluding reimbursement by Petrobras to the Company for contract related equipment upgrades. The new contracts will commence in direct continuation from the end of the current agreements with Petrobras, in the first and second quarter of 2015, respectively.

Bank Commitments. On October 12, 2014, we executed a commitment letter from ABN AMRO Bank N.V., or ABN AMRO, for a secured bridge loan facility in an amount of $200 million, which we refer to as the Proposed Secured Bridge Loan Facility. The term sheet for the Proposed Secured Bridge Loan Facility provides that ABN AMRO is prepared, subject to certain conditions, to make available a facility amount of $200.0 million of loans to refinance a portion of the Convertible Senior Notes. The commitment letter expires on November 27, 2014. The facility will be secured by shares of Ocean Rig common stock owned by us with an aggregate market value equal to at least three times of the facility amount drawn and an undertaking by our Chief Executive Officer George Economou, to cover any security shortfall. We will apply borrowings under the Proposed Secured Bridge Loan Facility to repay a portion of the remaining outstanding balance under our $700.0 million principal amount outstanding of 5.0% Convertible Senior Notes due 2014 (the “Convertible Senior Notes”), which mature on December 1, 2014. We expect to complete the final documentation on the Proposed Secured Bridge Loan Facility in time for the repayment of the Convertible Senior Notes.

We have also entered into a commitment letter with Nordea Bank for a secured credit facility in an amount up to $170.0 million, which we refer to as the Proposed Secured Credit Facility, to refinance the existing indebtedness under our $325.0 million Senior Credit Facility, under which $63.3 million was outstanding at June 30, 2014 (without giving effect to $13.3 million of principal installment payments made after such date), and for general corporate purposes. The commitment letter expires on November 15, 2014. The Proposed Secured Credit Facility will be secured by the six vessels that currently secure the existing Senior Credit Facility, as well as three other currently unencumbered vessels. We estimate that the Proposed Secured Credit Facility will provide us with approximately $110.0 million of incremental proceeds in excess of the amount required to refinance the outstanding balance under the existing $325.0 million Senior Credit Facility. We will apply borrowings of such incremental proceeds under the Proposed Senior Credit Facility to repay a portion of the remaining outstanding balance under the Convertible Senior Notes.

Although we expect to complete final documentation on the Proposed Secured Bridge Loan Facility and the Proposed Secured Credit Facility in time for the repayment of the Convertible Senior Notes, entry into the Proposed Secured Bridge Loan and the Proposed Secured Credit Facility is contingent on certain conditions precedent and acceptable documentation to all parties and we cannot guarantee this will be satisfied in order for proceeds from the Proposed Secured Bridge Loan and the Proposed Secured Credit Facility to be available to us for repayment of the Convertible Senior Notes. In addition, drawdowns under the Proposed Secured Bridge Loan Facility and the Proposed Secured Credit Facility, as applicable, would be subject, among other things, to the facility agent deeming that we have refinanced, or with the proceeds (and any combination of other sources) thereof will refinance, the $700 million of Convertible Senior Notes. We expect that such drawdowns will occur on or shortly prior to December 1, 2014.

Ocean Rig Dividend. Ocean Rig declared its third consecutive quarterly cash dividend with respect to the quarter ended September 30, 2014, of $0.19 per common share, to shareholders of record as of October 31, 2014, payable on or about November 11, 2014.

Withdrawal of Senior Secured Notes Offering. On October 13, 2014, the Company announced that it withdrew its previously announced public offering of $700 million of its senior secured notes due to market conditions.

Cancellation of Newbuilding Contracts. On August 24, 2014, we agreed with Jiangsu Rongsheng Heavy Industries to cancel the construction of our four newbuilding Ice class Panamax vessels, for which we had previously contracted. On September 2, 2014, we received in connection with the cancellation of these newbuilding contracts all installments previously paid to the shipyard of $11.6 million, plus interest.

Drillships Ocean Ventures Inc. Refinancing. On July 25, 2014, Drillships Ocean Ventures Inc., or DOV, a direct, wholly-owned subsidiary of Ocean Rig, entered into a new $1.3 billion senior secured term loan facility, to which we will refer as the New DOV Senior Secured Term Loan Facility, and applied the proceeds to refinance the outstanding amounts under DOV’s then existing $1.35 billion senior secured term loan facility, to which we will refer as the Old DOV Senior Secured Term Loan Facility, and to pay related fees and expenses.

Bank Waiver Discussions

On July 17, 2014, we entered into a supplemental agreement under the $141.4 million secured term loan facility for a waiver of a certain financial covenant until December 31, 2014.

On July 31, 2014, we entered into a supplemental agreement under the $107.7 million secured term loan facility for the relaxation of a certain financial covenant until December 31, 2014.

Expected EBITDA for Quarter Ended September 30, 2014. On October 20, 2014, the Company announced that it expects its third quarter EBITDA to be within the range of $265 million to $300 million. The Company has not completed its quarterly closing procedures, and the expected EBITDA range discussed above is based on preliminary data and subject to change and it has not announced the date of its quarterly earnings.

Status of Covenant Compliance under Credit Agreements and Term Loans

As of June 30, 2014, we were in compliance with the financial covenants contained in our debt agreements relating to our offshore drilling segment, but we were in breach of certain financial covenants, contained in our loan agreements relating to our shipping segments, under which a total of $82.7 million aggregate principal amount was outstanding as of June 30, 2014. We are also in breach of certain other, non-financial, covenants and representations and warranties in certain of our loan agreements relating to our shipping segment. Even though as of the date of this prospectus supplement, none of the lenders has declared an event of default under the relevant loan agreements for which we were not in compliance as of June 30, 2014, these breaches constitute potential events of default that may result in the lenders requiring immediate repayment of the loans. We are currently in negotiations with certain of our lenders (but not all lenders for facilities under which we are currently in default) to obtain waivers of certain covenant breaches and extend our existing waivers of covenant breaches, or to restructure the affected debt. If we fail to remedy, or obtain a waiver of our current breaches of the covenants under our credit facilities, our lenders may accelerate our indebtedness under the relevant credit facilities, which could trigger the cross-acceleration or cross-default provisions contained in our other credit facilities relating to our shipping segment, under which a total of $896.6 million aggregate principal amount was outstanding as of June 30, 2014. We expect that the lenders will not demand payment of the loans relating to our shipping segment under which we were in breach as of June 30, 2014 before their maturity, provided that we pay scheduled loan installments and accumulated or accrued interest as they fall due under the existing credit facilities; however, we can give you no assurance that this will be the case. We plan to settle the loan interest and scheduled loan repayments with cash expected to be generated from operations and from financing activities. See “Risk Factors—Company Specific Risk Factors for DryShips Inc.—We are not in compliance with certain financial and other covenants contained in our credit facilities relating to our shipping segments, which could result in an acceleration of a substantial portion of our secured indebtedness,” “—We may be unable to negotiate or extend waivers of covenant breaches under our credit facilities” and “—Our inability to comply with certain financial and other covenants under our loan agreements relating to our shipping segments and our working capital deficit raise substantial doubt about our ability to continue as a going concern.” See also “Financing activities—Long-term debt” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the six-month period ended June 30, 2014 included in our Report on Form 6-K filed with the SEC on August 6, 2014.

The audit opinion of our independent public accountants Ernst & Young (Hellas), with respect to our financial statements as at and for the year ended December 31, 2013, contained a paragraph that expresses substantial doubt about our ability to continue as a going concern. The audit opinion is included together with our financial statements as at and for the year ended December 31, 2013 in our 2013 annual report on Form 20-F filed on February 21, 2014 and incorporated by reference into this prospectus supplement. See “Risk Factors—Company Specific Risk Factors” in general and in specific see “Risk Factors—Company Specific Risk Factors—Our inability to comply with certain financial and other covenants under our loan agreements relating to our shipping segments and our working capital deficit raise substantial doubt about our ability to continue as a going concern”.

Corporate Information

DryShips Inc. is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 109 Kifisias Avenue and Sina Street, 151 24 Marousi, Athens, Greece. Our telephone number at that address is (011) (30) (210) 809 0570. Our corporate website address is www.dryships.com. The information on our website is not a part of, or incorporated by reference into, this prospectus supplement.

THE OFFERING

Issuer:	DryShips Inc., a Republic of the Marshall Islands corporation.

Common shares offered by this prospectus supplement[1]:	common shares

Common shares to be outstanding immediately after this offering:	common shares

Investment by our Chief Executive Officer:	As part of this offering, George Economou, our Chairman, President and Chief Executive Officer, has indicated his interest to purchase up to $80 million of common shares at the public offering price. In connection with this offering George Economou will sign a lock-up agreement that will stay in place until January 1, 2016.

Rights Plan:	Each share of our common stock includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $250.00 per unit, subject to specified adjustments. See “Description of Capital Stock—Stockholder Rights Plan” in the accompanying prospectus.

Use of Proceeds:	We estimate that the net proceeds from this offering, after deducting placement agents’ fees and estimated expenses payable by us, will be approximately $ million. We intend to use the net proceeds from this offering to repurchase a portion of our $700.0 million principal amount of indebtedness under the Convertible Senior Notes maturing on December 1, 2014. See “Use of Proceeds.”

Listing:	Our common shares are listed on the NASDAQ Global Select Market under the symbol “DRYS.”

Risk Factors:	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on February 21, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

[1]	The delivery of shares to each investor is not conditioned upon the purchase of shares by any other investors.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA OF DRYSHIPS INC.

The following table sets forth the selected consolidated financial data and other operating data for us as of and for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2013 and 2014. The following information should be read in conjunction with Item 5—“Operating and Financial Review and Prospects” and the consolidated financial statements and related notes in our Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC on February 21, 2014 and our Report on Form 6-K filed with the SEC on August 6, 2014, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six months ended June 30, 2014, which are incorporated by reference herein. See also “Risk Factors—Company Specific Risk Factors” in general and in specific see “Risk Factors—Company Specific Risk Factors—Our inability to comply with certain financial and other covenants under our loan agreements relating to our shipping segments and our working capital deficit raise substantial doubt about our ability to continue as a going concern”. Our summary consolidated financial data as of and for the years ended December 31, 2011, 2012 and 2013 are derived from our audited consolidated financial statements and the notes thereto which have been prepared in accordance with US GAAP. The summary consolidated financial data set forth below as of and for the six months ended June 30, 2013 and 2014 have been derived from our unaudited interim condensed consolidated financial statements for such periods, which are incorporated by reference into this prospectus supplement. The results of these interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

DryShips Inc.

(In thousands of Dollars except per share and share data)	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
STATEMENT OF OPERATIONS
Total revenues	$1,077,662	$1,210,139	$1,492,014	$655,721	$985,159
Voyage expenses	20,573	30,012	103,211	50,142	59,486
Vessels, drilling rigs and drillships operating expenses	373,122	649,722	609,765	287,383	392,574
Depreciation and amortization	274,281	335,458	357,372	168,418	219,935
Loss on sale of assets, net	3,357	1,179	—	—	—
Gain on contract cancellation	(6,202)	—	—	—	—
Contract termination fees and others	—	41,339	33,293	33,293	—
Vessel impairment charge	144,688	—	43,490	43,490	—
Gain from vessel insurance proceeds	(25,064)	—	—	—	—
General and administrative expenses—cash (1)	96,679	132,636	173,298	69,494	86,056
General and administrative expenses—non-cash	26,568	13,299	11,424	3,940	4,579
Legal settlements and other, net	—	(9,360)	4,585	5,390	870
Operating income/(loss)	169,660	15,854	155,576	(5,829)	221,659
Interest and finance costs	(146,173)	(210,128)	(332,129)	(118,173)	(207,533)
Interest income	16,575	4,203	12,498	5,303	7,240
Gain/(loss) on interest rate swaps	(68,943)	(54,073)	8,373	23,478	(12,403)
Other, net	9,023	(492)	2,245	2,689	2,538
Income / (loss) before income taxes	(19,858)	(244,636)	(153,437)	(92,532)	11,501
Income taxes	(27,428)	(43,957)	(44,591)	(24,575)	(23,933)
Net Loss	(47,286)	(288,593)	(198,028)	(117,107)	(12,432)
Less: Net (income)/loss attribute to non-controlling interests	(22,842)	41,815	(25,065)	(17,738)	(27,753)
Net loss attributable to DryShips Inc.	(70,128)	(246,778)	(223,093)	(134,845)	(40,185)
Net loss attributable to common stockholders	(74,594)	(246,778)	(223,149)	(134,868)	(40,300)
Loss per common share attributable to DryShips Inc. common stockholders, basic	$(0.21)	$(0.65)	$(0.58)	$(0.35)	$(0.10)
Weighted average number of common shares, basic	355,144,764	380,159,088	384,063,306	382,657,244	411,363,240
Loss per common share attributable to DryShips Inc. common stockholders, diluted	$(0.21)	$(0.65)	$(0.58)	$(0.35)	$(0.10)
Weighted average number of common shares, diluted	355,144,764	380,159,088	384,063,306	382,657,244	411,363,240

(1)	Cash compensation to members of our senior management and our directors amounted to $6.8 million, $5.7 million and $4.8 million, for the years ended December 31, 2011, 2012 and 2013, respectively, and $2.4 million and $2.7 million for the six-month periods ended June 30, 2013 and 2014, respectively.

DryShips Inc.

(In thousands of Dollars)	As of and for the Year Ended December 31,			As of and for Six Months Ended June 30,
	2011	2012	2013	2013	2014
Current assets	$570,077	$903,529	$1,184,199	$794,740	$1,163,156
Total assets	8,621,689	8,878,491	10,123,692	8,904,066	10,621,015
Current liabilities, including current portion of long-term debt	756,263	1,573,529	2,171,714	1,473,920	2,167,418
Total long-term debt, including current portion	4,241,835	4,386,715	5,568,003	4,436,193	5,954,644
DryShips common stock	4,247	4,247	4,326	4,247	4,548
Number of shares outstanding	424,762,094	424,762,244	432,654,477	424,762,244	454,864,321
DryShips Inc.’s equity	3,145,328	2,846,460	2,613,636	2,672,356	2,665,478
OTHER FINANCIAL DATA
Net cash provided by operating activities	349,205	237,529	245,980	4,315	197,876
Net cash used in investing activities	(1,822,394)	(389,947)	(1,234,330)	(252,041)	(752,095)
Net cash provided by financing activities	1,332,802	243,225	1,241,542	132,068	417,792
EBITDA(2)	361,179	338,562	498,501	171,018	403,976
DRYBULK FLEET DATA:
Average number of vessels (3)	35.80	35.67	37.15	36.28	38.37
Total voyage days for drybulk carrier fleet (4)	12,831	13,027	13,442	6,566	6,791
Total calendar days for drybulk carrier fleet (5)	13,068	13,056	13,560	6,568	6,946
Drybulk carrier fleet utilization (6)	98.19%	99.78%	99.13%	100.00%	97.77%

(In Dollars)
AVERAGE DAILY RESULTS
Time charter equivalent (7)	26,912	15,896	12,062	12,085	12,801
Vessel operating expenses (8)	6,271	5,334	5,796	5,496	6,466
TANKER FLEET DATA:
Average number of vessels (3)	2.64	6.27	9.86	9.71	10.0
Total voyage days for tanker fleet (4)	963	2,293	3,598	1,758	1,810
Total calendar days for tanker fleet (5)	963	2,293	3,598	1,758	1,810
Tanker fleet utilization (6)	100.00%	100.00%	100.00%	100,00%	100.00%

(In Dollars)
AVERAGE DAILY RESULTS
Time charter equivalent (7)	12,592	13,584	12,900	11,349	20,190
Vessel operating expenses (8)	9,701	7,195	7,286	7,704	7,215

(2)	EBITDA, a non-U.S. GAAP measure, represents net income/(loss) before interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income/ (loss) or cash flow from operations, as determined by U.S. GAAP and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included herein because it is a basis upon which the Company measures its operations. Please see below for a reconciliation of EBITDA to net income attributable to DryShips, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

DryShips Inc.

(In thousands of Dollars)	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Net loss attributable to DryShips Inc.	(70,128)	(246,778)	(223,093)	(134,845)	(40,185)
Add: Net interest expense	129,598	205,925	319,631	112,870	200,293
Add: Depreciation and amortization	274,281	335,458	357,372	168,418	219,935
Add: Income taxes	27,428	43,957	44,591	24,575	23,933

EBITDA	361,179	338,562	498,501	171,018	403,976

(3)	Average number of vessels is the number of vessels that constituted the respective fleet for the relevant period, as measured by the sum of the number of days each vessel in that fleet was a part of the fleet during the period divided by the number of calendar days in that period.
(4)	Total voyage days for the respective fleet are the total days the vessels in that fleet were in the Company’s possession for the relevant period net of off-hire days associated with drydockings or special or intermediate surveys.
(5)	Calendar days are the total days the vessels in that fleet were in the Company’s possession for the relevant period including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(6)	Fleet utilization is the percentage of time that the vessels in that fleet were available for revenue-generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.
(7)	Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. The Company’s method of calculating TCE is determined by dividing voyage revenues (net of voyage expenses) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with revenues from our vessels, the most directly comparable U.S. GAAP measure, because it assists Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. TCE is also a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. The following table reflects the calculation of our TCE rates for the periods presented.

	DryShips Inc.
(In thousands of Dollars, except for TCE rates, which are expressed in Dollars and voyage days)	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Drybulk Carrier Segment
Voyage revenues	365,361	227,141	191,024	93,798	103,024
Voyage expenses	(20,047)	(20,064)	(28,886)	(14,448)	(16,092)
Time charter equivalent revenues	345,314	207,077	162,138	79,350	86,932
Total voyage days for drybulk fleet	12,831	13,027	13,442	6,566	6,791
Time charter equivalent (TCE) rate	26,912	15,896	12,062	12,085	12,801

	DryShips Inc.
(In thousands of Dollars, except for TCE rates, which are expressed in Dollars and voyage days)	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Tanker Segment
Voyage revenues	12,652	41,095	120,740	55,644	79,938
Voyage expenses	(526)	(9,948)	(74,325)	(35,694)	(43,394)
Time charter equivalent revenues	12,126	31,147	46,415	19,950	36,544
Total voyage days for tanker fleet	963	2,293	3,598	1,758	1,810
Time charter equivalent (TCE) rate	12,592	13,584	12,900	11,349	20,190

(8)	Daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.

RISK FACTORS

An investment in our common shares involves significant risks. You should carefully consider the risk factors and risk disclosure set forth below and in our Annual Report on Form 20-F filed with the SEC on February 21, 2014, under the headings “Risk Factors” and “Operating and Financial Review and Prospects,” and other filings we may make from time to time with the SEC, as well as the other information included in this prospectus supplement in evaluating us or our business before deciding to purchase our common shares. The occurrence of any of the events described in this section or any other risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in our common shares.

Company Specific Risk Factors

We are not in compliance with certain financial and other covenants contained in our credit facilities relating to our shipping segments, which could result in an acceleration of a substantial portion of our secured indebtedness.

As of June 30, 2014, we were in compliance with the financial covenants contained in our debt agreements relating to our offshore drilling segment, but we were in breach of certain financial covenants contained in certain of our secured loan agreements relating to our shipping segments, principally our loan-to-value of secured assets ratio. These covenant violations related to borrowings of $82.7 million aggregate principal amount under our secured credit facilities. We are also in breach of certain other, non-financial, covenants and representations and warranties in certain of our loan agreements relating to our shipping segment. Because of these violations and the cross-acceleration and cross-default provisions contained in our debt agreements relating to our shipping segment, we classified all of our outstanding indebtedness relating to our drybulk and tanker fleet, amounting to approximately $896.6 million aggregate principal amount as of June 30, 2014, as a current liability. Our independent registered public accounting firm has issued its opinion with an explanatory paragraph in connection with our audited financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein, that expresses substantial doubt about our ability to continue as a going concern.

As of the date of this prospectus supplement, none of our lenders have declared an event of default under the relevant loan agreements. However, our breaches under certain of those loan agreements constitute potential events of default that may result in acceleration of such indebtedness and potential cross-acceleration or cross-default events under our other credit facilities relating to our drybulk and tanker fleet.

We currently expect that, so long as we continue to pay scheduled loan installments and accumulated or accrued interest as they fall due under our existing secured credit facilities, our lenders under such facilities will not declare event of defaults or accelerate our debts based on breaches of our financial and loan-to-value ratio covenants. While we are currently in negotiations with certain of our lenders (but not all lenders for facilities under which we are currently in default) to obtain waivers of certain covenant breaches and to extend our existing waivers of covenant breaches, or to restructure the affected debt, there can be no assurance that such negotiations will result in waivers or extension of waivers of covenant breaches, or restructuring of effective debt, on favorable terms or at all. In the event that our lenders declare an event of default under the relevant loan agreements, cash on hand and cash generated from operations would not be sufficient to repay all amounts due if our lenders accelerated our debt as a result of our breaches of financial and loan-to-value ratio covenants.

Our inability to comply with certain financial and other covenants under our loan agreements relating to our shipping segments and our working capital deficit raise substantial doubt about our ability to continue as a going concern.

As of June 30, 2014, we were in breach of certain financial and other covenants and representations and warranties contained in certain of our loan agreements relating to our shipping segments and our lenders may choose to accelerate our indebtedness relating to such segments. As a result, we reported a working capital deficit of $1,004.3 million at June 30, 2014. Therefore, our ability to continue as a going concern is dependent on management’s ability to successfully generate revenue and enter into firm financing agreements to meet our scheduled obligations as they become due and the continued support of our lenders, of which there can be no assurance. These conditions raise significant doubt about our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business. Our independent registered public accounting firm has issued its opinion with an explanatory paragraph in connection with our financial statements included in our annual report on Form 20-F for the year ended December 31, 2013 that expresses substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of our inability to continue as a going concern.

If we are unable to repay all the outstanding obligations under our $700 million principal amount outstanding of Convertible Senior Notes at their maturity on December 1, 2014, we will be in default on such debt and under certain of our other then outstanding debt.

Our $700.0 million principal amount outstanding of Convertible Senior Notes mature on December 1, 2014. The gross proceeds of this offering will be applied to discharge a portion of the indebtedness outstanding under the Convertible Senior Notes in accordance with their terms. We expect to fund the discharge of any remaining principal amount outstanding of the Convertible Senior Notes through incremental borrowings under the Proposed Secured Facility in excess of the amount required to refinance the outstanding balance under the existing Senior Credit Facility, borrowings under the Proposed Secured Bridge Loan Facility, cash on hand or expected to be on hand and possible other sources on or prior to December 1, 2014. If following this offering we are unable to negotiate and execute definitive loan agreements for the Proposed Secured Bridge Loan Facility or the Proposed Secured Credit Facility or if the amounts available from these sources are unavailable or insufficient, we will need to find other sources of capital to repay the entire amount outstanding under the Convertible Senior Notes. However, no assurance can be given that such sources will be available, or if they are available, in the amounts required to repay the Convertible Senior Notes in full.

If we are unable to repay in full the outstanding balance under the Convertible Senior Notes at their maturity on or before December 1, 2014, we will be in payment default under the indenture governing the Convertible Senior Notes and, by operation of cross-acceleration and cross-default provisions of our other indebtedness or that of our subsidiaries. If all of such debt were accelerated we may not be able to repay all such debt in full, and would likely be subject to bankruptcy proceedings in an appropriate jurisdiction. See “Risk Factors—Risks Relating to Our Common Shares. We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of bankruptcy law,” and “—Risks Relating to Our Common Shares—The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.”

Our failure to repay the Proposed Secured Bridge Loan Facility, which matures one year from drawdown, on a timely basis will subject us to quarterly increases in the applicable interest rate margin that will exacerbate our debt service obligations. If we are unable to repay the Proposed Secured Bridge Loan Facility at maturity, our failure to do so would constitute an event of default and expose us to the possibility of foreclosure on the shares of Ocean Rig common stock that secure the obligations thereunder.

The Proposed Secured Bridge Loan Facility matures 12 months from drawdown and may be extended at the option of the lenders only by two further consecutive periods of six months each. The facility bears interest at LIBOR plus a margin, which margin steps up each quarter in accordance with a predetermined schedule. The failure to timely repay indebtedness thereunder would result in substantial debt service obligations that would have a material adverse effect on our financial condition. We cannot assure that we will be able to refinance indebtedness under the Proposed Secured Bridge Loan Facility on a timely basis, if at all, or if we are able to do so, that the terms of any such refinancing will be favorable to us. If we are unable to refinance the Proposed Secured Bridge Loan Facility at maturity, the failure to do so would constitute an event of default under the

Proposed Secured Bridge Loan Facility. The obligations under the Proposed Secured Bridge Loan Facility are secured by shares of Ocean Rig common stock owned by us that represent a substantial portion of our ownership interest in our consolidated assets and of our cash flow from operations. Under these circumstances, the lenders under the Proposed Secured Bridge Loan Facility may exercise the remedies of secured creditors and foreclose upon their collateral, which would have a material adverse effect on financial condition and results of operations. An event of default under the Proposed Secured Bridge Loan Facility also would trigger event of default under our other debt facilities by operation of the cross-default provisions therein.

Investment in our common shares involves a high degree of risk, including due to the recent weakness in the drybulk and tanker sectors of the shipping industry and their impact on our ability to comply with our financial covenants.

The abrupt and dramatic downturn in the drybulk charter market, from which we derive a significant portion of our revenues, has severely affected the drybulk shipping industry and has harmed our business. The Baltic Dry Index, or the BDI, fell 94% from May 2008 through December 2008 to 663. The BDI recorded a 25-year low of 647 in 2012. While the BDI has since increased above its historical low and was 963 as of October 10, 2014, it remains significantly below its level in the first half of 2008, and there can be no assurance that the drybulk charter market will increase further, and the market could decline.

Historically, the tanker industry has been highly cyclical, with volatility in profitability, charter rates and asset values resulting from changes in the supply of, and demand for, tanker capacity. After reaching highs during the summer of 2008, charter rates for crude oil carriers fell dramatically from the highs of approximately $170,000 and $80,000 per day for Suezmaxes and Aframaxes, on July 7, 2008 and May 22, 2008, respectively, prior to the commencement of the global financial crisis and current rates continue to remain at relatively low levels of approximately $32,563 and $15,620 per day for Suezmaxes and Aframaxes, respectively, as of October 9, 2014.

The shipping markets remain cyclical and volatile. The economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for shipping, including, among other things:

•	limited availability of financing for vessels;

•	no active second-hand market for the sale of vessels;

•	extremely low charter rates, particularly for vessels employed in the spot market;

•	charterers seeking to renegotiate the rates for existing time charters; and

•	widespread loan covenant defaults in the shipping industry.

We may be unable to negotiate or extend waivers of covenant breaches under our credit facilities.

We are currently in negotiations with certain of our lenders to obtain waivers of certain covenant breaches and extend existing waivers of covenant breaches, or to restructure the affected debt. We cannot assure you that we will be able to obtain our lenders’ waiver or consent, or extend existing waivers, with respect to non-compliance under our credit facilities relating to our drybulk and tanker fleet, or any non-compliance with specified financial ratios or financial covenants under future financial obligations we may enter into, or that we will be able to refinance or restructure any such indebtedness. In addition, certain waivers we are negotiating provide for waiver periods that expire on December 31, 2014, and even if we are able to negotiate definitive documentation with respect to such waivers, we cannot assure you that we will be in compliance with the original covenants following such date. In addition, we are in breach of other, non-financial, covenants and representations and warranties for certain of our loan agreements in our shipping segments, for which we may be required to obtain waivers in the future. If we fail to remedy, or obtain a waiver of, the breaches of the covenants or representations and warranties, as the case may be, our lenders may accelerate our indebtedness under the relevant credit facilities, which could trigger cross-acceleration or cross-default provisions contained in our other credit facilities relating to our drybulk and tanker fleet.

If our indebtedness is accelerated, it will be very difficult for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would impair our ability to conduct our business and continue as a going concern. Further, as discussed below, our independent registered public accounting firm has issued its opinion with an explanatory paragraph in connection with our audited financial statements incorporated by reference in this prospectus supplement that expresses substantial doubt about our ability to continue as a going concern. In addition, if the value of our vessels deteriorates significantly from their currently depressed levels, we may have to record an impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

Moreover, in connection with any additional amendments to our credit facilities, or waivers or extensions of waivers of covenant breaches, that we obtain, or if we enter into any future credit agreements or debt instruments, our lenders may impose additional operating and financial restrictions on us. These restrictions may further restrict our ability to, among other things, fund our operations or capital needs, make acquisitions or pursue available business opportunities, which in turn may adversely affect our financial condition. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the margin and lending rates they charge us on our outstanding indebtedness.

We currently expect that, so long as we continue to pay scheduled loan installments and accumulated or accrued interest as they fall due under our existing credit facilities, lenders under such facilities will not declare event of defaults or accelerate our debts based on breaches of our financial and loan-to-value ratio covenants. If such events of default or acceleration were declared, however, cash on hand and cash generated from operations would not be sufficient to repay all amounts due if our lenders accelerated our debt as a result of our breaches of financial and loan-to-value ratio covenants.

We have substantial indebtedness, and expect to incur substantial additional indebtedness, which could adversely affect our financial health.

As of June 30, 2014, on a consolidated basis, we had $6.1 billion in aggregate principal amount of indebtedness outstanding and $0 million in additional credit available to us under our credit facilities. In addition, we expect to incur substantial additional indebtedness to fund existing project costs, amounting to approximately $2.3 billion in the aggregate as of September 30, 2014 for four newbuilding drillships, and for any further growth of our fleet.

This substantial level of debt and other obligations could have significant adverse consequences on our business and future prospects, including the following:

•	we may not be able to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments, which may result in possible defaults on and acceleration of such indebtedness;

•	we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	we may not be able to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	less leveraged competitors could have a competitive advantage because they have lower debt service requirements and, as a result, we may not be better positioned to withstand economic downturns; and

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors and our management’s discretion in operating our business may be limited.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.

We cannot assure you that we will be able to raise equity and debt financing sufficient to meet our future capital and operating needs.

From time to time we look to the capital markets in order to fund our capital and operating needs. We may sell additional shares or other securities in the future to satisfy our capital and operating needs. However, we cannot be certain that we will be able to do so on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance or expand our existing business, complete additional drilling unit acquisitions or otherwise take advantage of business opportunities as they arise.

Risks Relating to our Common Shares

The price of our common stock historically has been volatile.

The market price for our common stock has varied between a high of $         in and a low of $         in October 2014 in the twelve-month period ending on October     , 2014. This volatility may affect the price at which you could sell our common stock. The price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors.

Anti-takeover provisions contained in our organizational documents could make it difficult for our shareholders to replace or remove the current our board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws could make it difficult for our shareholders to change the composition of the our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable.

These provisions include:

•	authorizing the our board of directors to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified our board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of our directors;

•	authorizing the removal of our directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding our common shares entitled to vote generally in the election of the our directors;

•	limiting the persons who may call special meetings of our shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving either of us, bankruptcy laws other than those of the United States could apply. The rights of shareholders may be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, administration and other laws of such jurisdictions may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdiction’s law should apply. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our respective articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our respective shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

We are incorporated in the Marshall Islands, which does not have a well-developed body of case law or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Further, Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of a bankruptcy of our Company, there may be a delay of bankruptcy proceedings and the ability of shareholders and creditors to receive recovery after a bankruptcy proceeding.

It may be difficult to serve process on or enforce a U.S. judgment against us and our respective officers and directors because we are foreign corporations.

We are a corporation formed in the Republic of the Marshall Islands, and a substantial portion of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon either of us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against either of us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or of the non-U.S. jurisdictions in which our respective offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against either of us or against these individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit.

Our Chairman, President and Chief Executive Officer, who may be deemed to beneficially own, directly or indirectly, approximately 13.5% of our outstanding shares of common stock, may have the power to exert control over us, which may limit your ability to influence our actions.

As of September 30, 2014, our Chairman, President and Chief Executive Officer, George Economou, may be deemed to have beneficially owned, directly or indirectly, approximately 13.5% of our outstanding common shares and may be deemed to beneficially own, directly or indirectly, approximately     % of our outstanding common shares upon the consummation of this offering and therefore may have the power to exert considerable influence over our actions. The interests of our Chairman, President and Chief Executive Officer may be different from your interests.

There is no guarantee of a continuing public market for you to resell our common shares.

Our common shares commenced trading on the NASDAQ National Market, now the NASDAQ Global Market, in February 2005. Our common shares now trade on the NASDAQ Global Select Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The trading price of our common shares is below $5.00 and if it remains below that level, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use our common shares as collateral may depress demand as certain institutional investors are restricted from investing in shares priced below $5.00 and lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares. In addition, in order to maintain the listing of our common shares on the Nasdaq Global Select Market, our stock price will need to comply with the Nasdaq Global Select Market’s minimum share price requirements.

You may not be able to sell your shares of our common shares in the future at the price that you paid for them, or at all.

Investors may experience significant dilution as a result of future offerings.

We may have to attempt to sell shares in the future in order to satisfy our capital needs; however, there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant and our existing shareholders may experience significant dilution if we sell these future shares to other than existing shareholders pro rata at prices significantly below the price at which such existing shareholders invested.

We may issue additional shares of our common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of shares of our common stock.

We may issue additional shares of our common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, in each case without shareholder approval in a number of circumstances.

Our issuance of additional shares of our common stock or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of shares of our common stock may decline.

The U.S. Internal Revenue Service could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. Holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets. We believe there is substantial legal authority supporting our position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

If we were a passive foreign investment company, a U.S. Holder of our common stock generally would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income, as well as imputed interest charges with respect to any gain from the sale or exchange of, and certain distributions with respect to such common stock, as if the distribution or gain had been recognized ratably over the period during which the U.S. Holder held the common stock. If we were a passive foreign investment company, a U.S. Holder of common stock could make a variety of elections with respect to our common stock that may alleviate the tax consequences referred to above, and one of these elections may be made retroactively. U.S. Holders should consult their own tax advisors regarding the tax consequences that would arise if we were a passive foreign investment company.

MARKET PRICE OF COMMON STOCK

The trading market for our common stock is the NASDAQ Global Select Market, on which the shares are listed under the symbol “DRYS.” The following table sets forth the high and low closing prices for our common stock since February 3, 2005, when our common stock began trading on NASDAQ. The high and low closing prices for our common stock for the periods indicated were as follows:

	High		Low
For the Fiscal Year Ended December 31, 2013		$5.00		$1.64
For the Fiscal Year Ended December 31, 2012		3.74		1.58
For the Fiscal Year Ended December 31, 2011		5.50		1.97
For the Fiscal Year Ended December 31, 2010		6.77		3.42
For the Fiscal Year Ended December 31, 2009		16.58		2.79

For the Quarter Ended
September 30, 2014		$3.36		$2.44
June 30, 2014		3.55		2.78
March 31, 2014		4.50		3.10
December 31, 2013		5.00		2.65
September 30, 2013		3.93		1.78
June 30, 2013		2.25		1.68
March 31, 2013		2.30		1.64
December 31, 2012		2.43		1.58
September 30, 2012		2.63		2.11
June 30, 2012		3.50		1.96

For the Month Ended:
October 2014 (Up to October [ ], 2014)	$		$
September 2014		3.30		2.44
August 2014		3.36		2.67
July 2014		3.32		2.85
June 2014		3.55		2.87
May 2014		3.16		2.88
April 2014		3.39		2.78

USE OF PROCEEDS

We estimate that the net proceeds from this offering after deducting placement agents’ fees and estimated expenses payable by us will be approximately $             million.

We intend to use the net proceeds from this offering to repurchase a portion of our $700.0 million principal amount of indebtedness under the 5.0% Convertible Senior Notes maturing on December 1, 2014.

CAPITALIZATION

The following table sets forth our cash position and consolidated capitalization as of June 30, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to (i) scheduled loan repayments of $44.8 million under our secured credit facilities and long-term debt which we made subsequent to June 30, 2014, and (ii) the repayment of the Old DOV Senior Secured Credit Facility out of the proceeds of the New DOV Senior Secured Term Loan Facility and release of $75.0 million of restricted cash; and

•	on a further adjusted basis giving effect to (i) this offering and the application of the net proceeds thereof as described in “Use of Proceeds.”

	As of June 30, 2014
	Actual	As Adjusted (1)(2)(3)	As Further Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents	$458,715	474,219
Restricted cash (3)(5)	$168,050	93,050	93,050

Total Cash	626,765	567,269

Long-term debt, net of financing fees
5.00% Convertible Senior Notes	$700,000	700,000	(4)
6.50% Drill Rigs Senior Secured Notes—Drilling Segment	800,000	800,000	800,000
7.25% Ocean Rig Senior Unsecured Notes—Drilling Segment	500,000	500,000	500,000
Secured Credit Facilities—Drybulk Segment	605,618	580,296	580,296
Secured Credit Facilities—Tanker Segment	290,945	280,972	280,972
DFHI Term Loan B Facility—Drilling Segment	1,885,750	1,876,250	1,876,250
Secured Credit Facilities—Drilling Segment	1,288,421	—	—
New DOV Senior Secured Term Loan Facility—Drilling Segment	—	1,300,000	1,300,000

Deferred Financing Costs and equity components of notes	(116,090)	(142,370)

Total debt, including current portion (6)	$5,954,644	5,895,148

Preferred stock, $0.01 par value; 500,000,000 shares authorized; 100,000,000 shares designated as Series A Convertible Preferred Stock; 0 shares of Series A Convertible Preferred Stock issued and outstanding at June 30, 2014	—	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 454,864,321 shares issued and outstanding at June 30, 2014 (7)(8)	4,548	4,548
Treasury stock; $0.01 par value; 21,000,000 shares at June 30, 2014	(210)	(210)	(210)
Additional paid-in capital	2,916,044	2,916,044	2,916,044
Accumulated other comprehensive loss	(5,599)	(5,599)	(5,599)
Accumulated deficit	(249,305)	(249,305)
Total DryShips Inc. stockholders’ equity	2,665,478	2,665,478

Total capitalization	$8,620,122	8,560,626

(1)	There have been no significant changes to our capitalization since June 30, 2014, as so adjusted.
(2)	Excludes a dividend paid by Ocean Rig to shareholders other than the Company on August 8, 2014 amounting to $10.2 million.
(3)	The cash position gives effect to $75.0 million of previously restricted cash becoming unrestricted cash as a result of the Drillships Ocean Ventures Inc. refinancing.

(4)	We will use all of the net proceeds of this offering to partially repay our $700.0 million outstanding Convertible Senior Notes due December 2014.
(5)	Restricted cash represents bank deposits to be used to fund loan installments coming due and minimum cash deposits required to be maintained with certain banks under our borrowing arrangements.
(6)	Includes $4.9 billion aggregate principal amount of secured debt, net of financing fees, which is guaranteed and $1.2 billion aggregate principal amount of unsecured debt, net of financing fees, which is not guaranteed.
(7)	Includes 15,100,000 of our common shares lent in connection with the sale of our outstanding Convertible Senior Notes which must be returned to us at the end of the loan availability period under the share lending agreement or earlier in certain circumstances. The end of the loan availability period under the share lending agreement is expected to occur on or before December 1, 2014. We believe that under U.S. GAAP, as presently in effect, the borrowed shares are not considered outstanding for the purpose of computing and reporting our earnings per share, although the borrowed shares are outstanding for corporate law purposes.
(8)	Excludes the issuance of 1,200,000 shares, granted to Fabiana Services S.A. on August 19, 2014, and the relevant amortization expense.

TAXATION

Please see the section titled “Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed with the Commission on February 21, 2014.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through placement agents. Subject to the terms and conditions contained in the placement agency agreement dated October     , 2014, the placement agents, for whom RS Platou Markets, Inc. and Pareto Securities Inc. are acting as joint lead managers, have severally agreed to use their best commercially practicable efforts to arrange for the sale of                 shares of our common stock to certain institutional investors. RS Platou Markets Inc., RS Platou Markets AS, Pareto Securities Inc., Pareto Securities AS, ABN AMRO Securities (USA) LLC and DVB Capital Markets LLC are acting as placement agents.

RS Platou Markets AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by RS Platou Markets AS is within the United States, RS Platou Markets AS will offer to and place shares of common stock with investors through RS Platou Markets, Inc., an affiliated U.S. broker-dealer. The activities of RS Platou Markets AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pareto Securities AS is not a broker-dealer registered with the SEC and therefore may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Pareto Securities AS intends to effect sales of the shares in the United States, it will do so only through its U.S. registered broker-dealer, Pareto Securities Inc. or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

The placement agents are not purchasing or selling any shares by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of the shares. The placement agency agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain customary legal opinions and certificates.

Certain investor funds will be deposited into an escrow account and held until released by us and RS Platou Markets, Inc. on the date the shares of common stock are to be delivered to the investors. All funds received will be held in a non-interest bearing account.

This prospectus supplement will be distributed to the investors who agree to purchase our common stock, informing the investors of the closing date as to such shares. Investors will be informed of the date and manner in which they must transmit the purchase price for their shares. We currently anticipate that closing of the sale of those shares of our common stock for which payment has been received will take place on or about October 29, 2014.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the shares we deliver, less the placement agents’ fees and any expenses payable by us at the closing of this offering; and

•	The joint lead managers will receive the placement agents’ fees in accordance with the terms of the placement agency agreement.

We will pay the placement agents a commission equal to 4.5% of the gross proceeds of the sale of shares of our common stock in the offering, including the gross proceeds received from the approximately $80.0 million of our common stock (         shares) that George Economou, our Chairman, Chief Executive Officer and President, has indicated his intention to purchase. We will also reimburse the placement agents for certain fees and expenses incurred by them in connection with this offering. In no event will the total amount of compensation paid to the placement agents and other securities brokers and dealers upon completion of this offering exceed

8.0% of the gross proceeds of this offering. The estimated offering expenses payable by us, including the placement agents’ fees of $        , are approximately $        , which includes legal, accounting and printing costs, reimbursement of other expenses of the placement agents and various other fees associated with registering and listing our common stock. Because there is no minimum offering amount required as a condition to closing this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the amount set forth in the preceding sentence. After deducting certain fees due to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $         million.

We and our directors and executive officers have agreed that, without the prior written consent of the joint lead managers on behalf of the placement agents, we and our directors and executive officers will not, (i) during the period ending 90 days after the date of this prospectus, with respect to all directors and executive officers other than George Economou, and (ii) until January 1, 2016, with respect to George Economou (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

•	publicly disclose an intention to engage in any offer, sale, pledge or other transaction described in the first two bullet points above; or

•	file any registration statement with the Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the joint lead managers on behalf of the placement agents, it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of our common stock in this offering;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the placement agents have been advised in writing;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	transfers or distributions of shares of common stock or any security convertible into common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, (iii) to limited partners or stockholders of the transferor or distributor or (iv) to any investment fund or other entity controlled or managed by the transferor;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made; or

•	awards under our 2008 Equity Incentive Plan, as amended.

The restricted period described in the immediately preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the restricted period;

in which case the restrictions described in the immediately preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

From time to time, the placement agents and their respective affiliates have provided and may continue to provide investment banking and other services to us. In addition to being a lender for the loan contemplated by the commitment letter entered into between ABN AMRO Bank N.V. and us described in this prospectus supplement, ABN AMRO Bank N.V. is currently a lender to the Company under certain of our existing loan facilities.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agency agreement.

If you purchase shares of common stock offered in this prospectus supplement and accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price on the cover page of this prospectus supplement.

Delivery of the shares in this offering is expected on or about October 29, 2014. The delivery of shares to each investor is not conditioned upon the purchase of shares by any other investors. If one or more investors fails to fund the purchase price of their subscribed shares, as required by the applicable subscription agreement, we intend to proceed with delivery on October 29, 2014 of the aggregate number of shares for which the purchase price has been received.

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “DRYS.”

Under Marshall Islands law, our shareholders are not required to approve the issuance of the common stock. An application for listing of the shares of common stock offered hereby will be filed promptly with the Nasdaq. We expect that the Nasdaq will approve the listing of such common stock shares, subject to official notice of issuance to be provided by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will provide such notice upon issuance of such common stock shares. Though we expect the Nasdaq to approve the listing of such common stock shares, there can be no assurance that such approval will be obtained and, as a technical matter, such listing will not be effective until the Nasdaq receives official notice of issuance from American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The placement agents are being represented by Fried, Frank, Harris, Shriver & Jacobson LLP.

EXPERTS

The consolidated financial statements of DryShips Inc., appearing in DryShips Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013 (including the schedules appearing therein) and the effectiveness of DryShips Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in its reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about DryShips Inc.’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the SEC. You may read and copy any document that we or Ocean Rig file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our and Ocean Rig’s filings are also available on our website at http://www.dryships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

Information Incorporated by Reference

We incorporate by reference in this prospectus supplement the following documents filed with the SEC pursuant to the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed by us with the SEC on February 21, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Our report on Form 6-K filed with the SEC on August 6, 2014, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related information and data of the Company as of and for the six-month period ended June 30, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until the completion of this offering. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates. Any information that we file later with the SEC and incorporate by reference into this prospectus supplement will automatically update and supersede any applicable information in this prospectus supplement.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and through the NASDAQ Global Select Market, 1 Liberty Plaza, New York, New York 10006, on which our common shares are traded. The information contained in or accessible from the SEC’s website is not part of this prospectus supplement.

You may obtain a copy of above mentioned filing or any subsequent filing we incorporated by reference to this prospectus supplement by writing or telephoning us at the following address:

DryShips Inc.

Athens Shipping Office

109 Kifisias Avenue and Sina Street, 151 24 Marousi

Athens, Greece

Attention: Chief Executive Officer

Telephone: (011) (30) (210) 809 0570

Prospectus

DRYSHIPS INC.

Common Shares, Preferred Share Purchase

Rights, Preferred Shares, Debt Securities, Guarantees,

Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	shares of our common stock, including related preferred stock purchase rights;

(2)	shares of our preferred stock;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

The prices and terms of the securities that we or any shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by any selling shareholder.

Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “DRYS.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 10 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2013

-i-

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell our common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, units and rights described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we or any selling shareholder may offer. Each time we or any selling shareholder offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us,” and the “Company” refer to DryShips Inc. and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

PROSPECTUS SUMMARY

Our Company

We are a Marshall Islands corporation with our principal executive offices in Athens, Greece and were incorporated in September 2004. We are an international provider of ocean transportation services for drybulk and petroleum cargoes through our ownership and operation of drybulk carrier vessels and oil tankers and offshore drilling services through the ownership and operation by our majority-owned subsidiary, Ocean Rig UDW, of ultra-deepwater drilling units. Our common stock is listed on the NASDAQ Global Select Market where it trades under they symbol “DRYS.”

As of August 19, 2013, we owned a fleet of (i) 42 drybulk carriers (including newbuildings), comprised of 12 Capesize, 28 Panamax and 2 Supramax vessels, which have a combined deadweight tonnage of approximately 4.4 million dwt and an average age of approximately 8.9 years; (ii) 10 drilling units (including newbuildings), comprised of two modern, fifth generation, advanced capability ultra-deepwater semisubmersible offshore drilling rigs, four sixth generation, advanced capability ultra-deepwater drillships and four seventh generation, advanced capability ultra-deepwater drillships; and (iii) ten oil tankers, comprised of six Aframax and four Suezmax tankers with a combined deadweight tonnage of over 1.3 million.

Our drybulk carriers, drilling units and oil tankers operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

Ocean Rig UDW comprises our entire offshore drilling segment, which represented approximately 70.6% of our total assets and approximately 77.2% of our total revenues for the six-month period ended June 30, 2013. As we have done in the past, we may, in the future, sell a minority voting and economic interest in Ocean Rig UDW in a public offering or distribute, or spin off, a minority voting and economic interest in Ocean Rig UDW to holders of our voting stock. There can be no assurance, however, that we will complete any such transaction, which, among other things, will be subject to market conditions.

In addition, we may sell a minority voting and economic interest in our wholly-owned subsidiary, Olympian Heracles Holding, the indirect owner and operator of our oil tankers, in a public offering sometime in the future. Alternatively, we may distribute, or spin off, a minority voting and economic interest in Olympian Heracles Holding to holders of our voting stock (including holders of our preferred shares), or complete some combination of a public offering and distribution to holders of our voting stock. Olympian Heracles Holding owns our operating tankers. There can be no assurance, however, that we will complete any such transaction, which, among other things, will be subject to market conditions.

Our Drybulk Operations

Management of our Drybulk Vessels

We do not employ personnel to run our vessel operating and chartering business on a day-to-day basis. Prior to January 1, 2011, Cardiff Marine Inc., or Cardiff, a company affiliated with our Chairman, President and Chief Executive Officer, Mr. George Economou, served as our technical and commercial manager pursuant to separate management agreements with each of our drybulk vessel-owning subsidiaries. Effective January 1, 2011, we entered into new management agreements with TMS Bulkers, a related party entity, that replaced our management agreements with Cardiff, on the same terms as our management agreements with Cardiff, as a result of an internal restructuring of Cardiff for the purpose of enhancing Cardiff’s efficiency and the quality of its ship-management services. For a description of the terms of our management agreements with TMS Bulkers.

We believe that TMS Bulkers, as a successor to Cardiff, which was in the business of providing commercial and technical management for over 22 years, has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

TMS Bulkers utilizes the same experienced personnel utilized by Cardiff in providing us with comprehensive ship management services, including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training as well as supply provisioning. TMS Bulkers’ commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance.

TMS Bulkers’ completed implementation of the ISM Code, in 2010. TMS Bulkers has obtained documents of compliance for its office and safety management certificates for its vessels as required by the ISM Code and is ISO 14001 certified in recognition of its commitment to overall quality.

TMS Bulkers is beneficially owned by our Chairman, President and Chief Executive Officer, Mr. George Economou. Mr. Economou under the guidance of our board of directors, manages our business as a holding company, including our own administrative functions, and we monitor TMS Bulkers’ performance under the management agreements.

Chartering of our Drybulk Vessels

We actively manage the deployment of our drybulk fleet between long-term time charters and short-term time charters or spot charters, which generally last from several weeks to several days, and long-term time charters and bareboat charters, which can last up to several years.

As of August 19, 2013, 19 of our drybulk vessels were employed under time charters and 19 of our drybulk vessels were employed in the spot market.

Our Tanker Operations

Management of our Tankers

Since January 1, 2011, TMS Tankers, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, has provided the commercial and technical management functions of our tankers, including while our tankers were under construction, pursuant to separate management agreements entered into with TMS Tankers for each of our tankers.

TMS Tankers is beneficially owned by our Chairman, President and Chief Executive Officer, Mr. George Economou. Mr. Economou, under the guidance of our board of directors, manages our business as a holding company, including our own administrative functions, and we monitor TMS Tankers’ performance under the management agreements. We believe that TMS Tankers, as a successor to Cardiff, which was in the business of providing commercial and technical management for over 22 years, has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

Employment of our Tankers

We operate our tankers in the spot market. As of August 19, 2013, one Aframax tanker operates in the Sigma tanker pool. In the past, three of our other Aframax tankers operated in the Sigma tanker pool and three of our Suezmax tankers operated in the Blue Fin tanker pool.

TMS Tankers may seek to hedge our spot exposure through the use of freight forward agreements or other financial instruments. In addition, we may employ our tankers on fixed-rate time charters in the future. Accordingly, we actively monitor macroeconomic trends and governmental rules and regulations that may affect tanker rates in an attempt to optimize the deployment of our fleet.

Our Offshore Drilling Operations

Management of Our Offshore Drilling Operations

Management Agreements

Ocean Rig’s wholly-owned subsidiary, Ocean Rig AS, provides supervisory management services including onshore management, to our operating drilling rigs and drillships pursuant to separate management agreements entered into with each of the drilling unit-owning subsidiaries. In addition, Ocean Rig AS provides supervisory management services for our seventh generation drillships under construction.

Under the terms of these management agreements, Ocean Rig AS, through its affiliates, is responsible for, among other things, (i) assisting in construction contract technical negotiations, (ii) securing contracts for the future employment of the drilling units, and (iii) providing commercial, technical and operational management for the drillships.

Effective December 21, 2010, we terminated our management agreements with Cardiff, pursuant to which Cardiff provided supervisory services in connection with the construction of the Ocean Rig Corcovado and the Ocean Rig Olympia These agreements were replaced with the Global Services Agreement described below under “Services Agreements.”

Services Agreements

On December 1, 2010, DryShips Inc. entered into the Global Services Agreement with Cardiff, effective December 21, 2010, pursuant to which we engaged Cardiff to act as consultant on matters of chartering and sale and purchase transactions for our offshore drilling units. Effective January 1, 2013, the Global Services Agreement was terminated by mutual agreement of the parties. Also effective January 1, 2013, Ocean Rig Management Inc., or Ocean Rig Management, our majority-owned subsidiary and a wholly-owned subsidiary of Ocean Rig UDW, entered into a new services agreement with an affiliate of Cardiff.

On September 1, 2010, DryShips Inc. entered into a consultancy agreement, or the DryShips Consultancy Agreement, with Vivid Finance Ltd., or Vivid Finance, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, pursuant to which Vivid Finance provides consulting services relating to (i) the identification, sourcing, negotiation and arrangement of new loan and credit facilities, interest swap agreements, foreign currency contracts and forward exchange contracts; (ii) the raising of equity or debt in the public capital markets; and (iii) the renegotiation of existing loan facilities and other debt instruments. Effective January 1, 2013, Ocean Rig Management entered into a separate consultancy agreement, or the Ocean Rig Consultancy Agreement, with Vivid Finance, on the same terms and conditions as the DryShips Consultancy Agreement.

Our Fleet

The table below describes our fleet profile as of August 19, 2013:

	Year Built	DWT	Type	Gross rate Per day	Redelivery
					Earliest	Latest
Drybulk vessels

Capesize:
Rangiroa	2013	206,000	Capesize	$23,000	Apr-18	Nov-23
Negonego	2013	206,000	Capesize	$21,500	Mar-20	Feb-28
Fakarava	2012	206,000	Capesize	$25,000	Sept-15	Sept-20
Mystic	2008	170,040	Capesize	$52,310	Aug-18	Dec-18
Robusto	2006	173,949	Capesize	$26,000	Aug-14	Apr-18
Cohiba	2006	174,234	Capesize	$26,250	Oct-14	Jun-19
Montecristo	2005	180,263	Capesize	$23,500	May-14	Feb-19
Flecha	2004	170,012	Capesize	$55,000	Jul-18	Nov-18
Manasota	2004	171,061	Capesize	$30,000	Jan-18	Aug-18
Partagas	2004	173,880	Capesize	$11,500	Jun-14	Oct-14
Alameda	2001	170,662	Capesize	$27,500	Nov-15	Jan-16
Capri	2001	172,579	Capesize	$10,000	Nov-13	Mar-14

Panamax:
Raraka	2012	76,037	Panamax	$7,500	Jan-15	Mar-15
Woolloomooloo	2012	76,064	Panamax	$7,500	Dec-14	Feb-15
Amalfi	2009	75,206	Panamax	Spot	N/A	N/A
Rapallo	2009	75,123	Panamax	Spot	N/A	N/A
Catalina	2005	74,432	Panamax	Spot	N/A	N/A
Majorca	2005	74,477	Panamax	Spot	N/A	N/A
Ligari	2004	75,583	Panamax	$9,250	Sep-13	Nov-13
Saldanha	2004	75,707	Panamax	Spot	N/A	N/A
Sorrento	2004	76,633	Panamax	$24,500	Aug-21	Dec-21
Mendocino	2002	76,623	Panamax	Spot	N/A	N/A
Bargara	2002	74,832	Panamax	Spot	N/A	N/A
Oregon	2002	74,204	Panamax	$9,650	Sept-13	Nov-13
Ecola	2001	73,931	Panamax	Spot	N/A	N/A
Samatan	2001	74,823	Panamax	Spot	N/A	N/A
Sonoma	2001	74,786	Panamax	Spot	N/A	N/A
Capitola	2001	74,816	Panamax	Spot	N/A	N/A
Levanto	2001	73,925	Panamax	Spot	N/A	N/A
Maganari	2001	75,941	Panamax	Spot	N/A	N/A
Coronado	2000	75,706	Panamax	Spot	N/A	N/A
Marbella	2000	72,561	Panamax	Spot	N/A	N/A
Redondo	2000	74,716	Panamax	$9,250	Sept-13	Nov-13
Topeka	2000	74,716	Panamax	$8,450	Oct-13	Dec-13
Ocean Crystal	1999	73,688	Panamax	Spot	N/A	N/A
Helena	1999	73,744	Panamax	Spot	N/A	N/A

Supramax:
Byron	2003	51,118	Supramax	Spot	N/A	N/A
Galveston	2002	51,201	Supramax	Spot	N/A	N/A

	Year Built	DWT	Type	Gross rate Per day	Redelivery
					Earliest	Latest
Newbuildings
Panamax:
Newbuilding Ice –class Panamax 1	2014	75,900	Panamax	Spot	N/A	N/A
Newbuilding Ice –class Panamax 2	2014	75,900	Panamax	Spot	N/A	N/A
Newbuilding Ice –class Panamax 3	2014	75,900	Panamax	Spot	N/A	N/A
Newbuilding Ice –class Panamax 4	2014	75,900	Panamax	Spot	N/A	N/A

Tanker Vessels

Suezmax:
Bordeira	2013	158,300	Suezmax	Spot	N/A	N/A
Petalidi	2012	158,300	Suezmax	Spot	N/A	N/A
Lipari	2012	158,300	Suezmax	Spot	N/A	N/A
Vilamoura	2011	158,300	Suezmax	Spot	N/A	N/A

Aframax:
Alicante	2013	115,200	Aframax	Spot	N/A	N/A
Mareta	2013	115,200	Aframax	Spot	N/A	N/A
Calida	2012	115,200	Aframax	Spot	N/A	N/A
Saga	2011	115,200	Aframax	Spot	N/A	N/A
Daytona	2011	115,200	Aframax	Spot	N/A	N/A
Belmar	2011	115,200	Aframax	Spot	N/A	N/A

Drilling Units

Drilling Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to Welhead (ft)	Drilling Depth to Oil Field (ft)	Customer	Expected Contract Term(1)		Maximum Dayrate		Drilling Location
Operating Drilling Rigs
Leiv Eiriksson	2001/5th	7,500	30,000	Rig Management Norway AS(2)	Q2 2013– Q1 2016		$545,000		Norwegian Continental Shelf
Eirik Raude	2002/5th	10,000	30,000	Lukoil Overseas Sierra-Leone B.V.	Q3 2013 – Q3 2014		$575,000		Sierra Leone, Ivory Coast

Operating Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petroléo Brasileiro S.A.	Q2 2012– Q2 2015		$444,000	(3)	Brazil
Ocean Rig Olympia	2011/6th	10,000	40,000	Total E&P Angola	Q3 2012– Q3 2015	(4)	$593,246		West Africa
Ocean Rig Poseidon	2011/6th	10,000	40,000	ENI Angola S.p.A.	Q2 2013– Q2 2016		$690,300	(5)	Angola
Ocean Rig Mykonos	2011/6th	10,000	40,000	Petroléo Brasileiro S.A.	Q1 2012– Q1 2015		$443,000	(3)	Brazil
Ocean Rig Mylos	2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q3 2013– Q3 2016		$602,304	(6)	Brazil
Ocean Rig Skyros	Q4 2013/7th	12,000	40,000	Total E&P Angola Major Oil Company(7)	Q4 2013– Q4 2014 Q1 2015		$575,000		Angola West Africa
Ocean Rig Athena	Q4 2013/7th	12,000	40,000	ConocoPhillips Angola 36 & ConocoPhillips Angola 37 Ltd	Q4 2013– Q1 2017		$654,487	(8)	Angola
Ocean Rig Apollo	Q1 2015/7th	12,000	40,000	Total E&P Angola	Q1 2015– Q1 2018		586,000	(9)	Congo

(1)	Not including the exercise of any applicable options to extend the term of the contract.

(2)	Rig Management Norway is the coordinator for the consortium under the contract. The contract has a minimum duration of 1,070 days and includes three options of up to six wells each that must be exercised prior to the expiration of the firm contract period in the first quarter of 2016.

(3)	Approximately 20% of the maximum dayrates are service fees paid to us in Brazilian Real (R$). The maximum dayrate disclosed in this table is based on the August 19, 2013 exchange rate of R$2.41:$1.00.

(4)	Total E&P Angola has the option to extend the term of the contract for two additional one-year periods at the dayrate of $584,450, adjusted annually for inflation, with the first option exercisable within one year from the commencement date under the drilling contract, and the second option exercisable within one year after the date of exercise of the first option.

(5)	The maximum dayrate of $690,300 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $670,000 will increase annually at a rate of 3%, beginning twelve months after the commencement date, during the term of the contract. ENI has the option to extend the term of the contract by two optional periods of one-year each. In the event ENI exercises the option for both optional years on or before the date the contract is commenced, the maximum dayrate will decrease by $15,000 per day and, in the event ENI exercises the option for both optional years within the first year of the date the contract is commenced, the maximum dayrate will decrease by $10,000 per day.

(6)	To commence upon delivery of the drillship from the shipyard or to the drilling location and the provisional acceptance of the drillship by Repsol at an average maximum dayrate of approximately $602,304 over the term of the contract. A portion of the maximum dayrate is service fees paid to us in Brazilian Real (R$). The average maximum dayrate disclosed in this table is based on the August 19, 2013 exchange rate of R$2.41:$1.00. Under the contract, Repsol has options to extend the contract for up to two years beyond the initial three-year contract period.

(7)	We have received a letter of award from a major oil company for drilling offshore West Africa for a period of six years. The contract will commence in direct continuation of the previous contract and is subject to final documentation and receipt of regulatory approvals.

(8)	The maximum dayrate of $654,487 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $633,500 is subject to a fixed annual escalation of approximately 6% during the contract period. Under the contract, ConocoPhillips has the option to extend the initial contract period by up to two years.

(9)	The maximum dayrate of approximately $586,000 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $580,000 is subject to a fixed escalation of 2% during the contract period. Under the contract, the counterparty has the option to extend the initial contract period by up to two years.

Corporate Structure

DryShips Inc. is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 74-76 V. Ipeirou Street, 151 25, Marousi, Athens, Greece. Our telephone number at that address is (011) (30) (210) 809 0570. Our website address is www.dryships.com. The information on our website is not a part of this prospectus.

Recent Developments

Vessel Acquisitions and Sales

In March 2013 and April 2013, the Company sold its newbuilding Capesize bulk carriers Hull 1241 and 1242, to an unaffiliated third party and novated the contracts for the construction of its newbuilding Very Large Ore Carriers Hulls 1239 and 1240, in favor of an entity related to Mr. George Economou. These four vessels had remaining yard installments of approximately $178 million against which the Company had no committed debt. Under the terms of the sale agreements, the Company made payments of only $29 million, thus eliminating approximately $149 million in capital expenditures.

On July 10, 2013, Ocean Rig entered into a drilling contract with Total E&P Angola for a five-well program or a minimum of 275 days for its ultra deepwater drillship Ocean Rig Skyros for drilling offshore West Africa. The Ocean Rig Skyros is expected to commence this contract upon delivery from the shipyard, in November 2013.

On July 19, 2013, Ocean Rig received a Letter of Award for its ultra deepwater drillship Ocean Rig Skyros, from a major oil company. The Letter of Award is for a six-year contract for drilling offshore West Africa. The contract is expected to commence in direct continuation of the previous contract of the Ocean Rig Skyros with Total E&P Angola before the first quarter of 2015.

On July 30, 2013, Ocean Rig signed definitive documentation with Total E&P Congo, following the previously announced Letter of Award, for its ultra deepwater drillship Ocean Rig Apollo. The contract is for a three-year drilling campaign offshore West Africa and is expected to commence in the first quarter of 2015.

On August 19, 2013, Ocean Rig took delivery of the Ocean Rig Mylos and on August 20, 2013 drew down an amount of $450.0 million under its $1.35 billion credit facility dated February 28, 2013.

Credit Agreements and Term Loans

On July 12, 2013, Ocean Rig, through its wholly-owned subsidiaries, Drillships Financing Holding Inc. (“DFHI”), and Drillships Projects Inc., entered into a $1.8 billion senior secured term loan facility, comprised of tranche B-1 term loans in an aggregate principal amount equal to $975.0 million and tranche B-2 term loans in an aggregate principal amount equal to $825.0 million, with respective maturity dates in the first quarter of 2021, subject to adjustment to the third quarter of 2020 in certain circumstances, and the third quarter of 2016.

On July 26, 2013, Ocean Rig, through its wholly-owned subsidiaries, DFHI, and Drillships Projects Inc. entered into an incremental amendment to the $1.8 billion senior term loan facility dated July 12, 2013, for additional tranche B-1 term loans in a principal amount of $100.0 million.

On August 1, 2013, the Company entered into two supplemental agreements related to two term bank loans dated October 5, 2007 and March 13, 2008, respectively, to amend certain terms and cure a shortfall in the security cover ratio, and pledged an aggregate of 5,450,000 of its shares of Ocean Rig as additional security under the loans. The share pledge expires on December 31, 2013.

The Securities We May Offer

We may use this prospectus to offer our:

•	common shares, including related preferred stock purchase rights;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts; and

•	units.

We or any selling shareholder may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks set forth below and in any documents we have incorporated by reference, as well as those under the heading “Risk Factors” in any prospectus supplement, before investing in the securities offered by this prospectus. You should also carefully consider the risks described in any future reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.”

Some of the following risks relate principally to the industries in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results, cash flows or our ability to pay dividends, if any, in the future, or the trading price of our common stock.

Risk Factors Relating to the Drybulk Shipping Industry

Charterhire rates for drybulk carriers are volatile and remain significantly below their high in 2008, which has had and may continue to have an adverse effect on our revenues, earnings and profitability and our ability to comply with our loan covenants.

The degree of charterhire rate volatility among different types of drybulk vessels has varied widely; however, the prolonged downturn in the drybulk charter market has severely affected the entire drybulk shipping industry and charterhire rates for drybulk vessels have declined significantly from historically high levels. The Baltic Dry Index, or the BDI, an index published daily by the Baltic Exchange Limited, a London-based membership organization that provides daily shipping market information to the global investing community, is a daily average of charter rates for key drybulk routes, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the overall drybulk shipping market. The BDI declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a 25-year record low of 647 in 2012. While the BDI increased to 1,115 as of August 19 2013, there can be no assurance that the drybulk charter market will increase further, and the market could decline.

The decline and volatility in charter rates has been due to various factors, including the over-supply of drybulk vessels, the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments. The decline and volatility in charter rates in the drybulk market also affects the value of our drybulk vessels, which follows the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements. If low charter rates in the drybulk market continue or decline further for any significant period, this could have an adverse effect on our vessel values and our ability to continue as a going concern and comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels. In addition, the decline in the drybulk carrier charter market has had and may continue to have additional adverse consequences for the drybulk shipping industry, including an absence of financing for vessels, no active secondhand market for the sale of vessels, charterers seeking to renegotiate the rates for existing time charters, and widespread loan covenant defaults in the drybulk shipping industry. Accordingly, the value of our common shares could be substantially reduced or eliminated.

Because we currently employ 19 of our vessels in the spot market and pursuant to short-term time charters, we are exposed to changes in spot market and short-term charter rates for drybulk carriers and such changes may affect our earnings and the value of our drybulk carriers at any given time. In addition, we have five vessels scheduled to come off of their current charters in 2013 for which we will be seeking new employment. We may not be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations. Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts, terrorist activities, embargoes and strikes;

•	natural disasters and other disruptions in international trade;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. Given the large number of new drybulk carriers currently on order with shipyards, the capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.

The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings have been delivered in significant numbers since the beginning of 2006 and, as of August 1, 2013, newbuilding orders had been placed for an aggregate of more than 17.8% of the existing global drybulk fleet, with deliveries expected during the next three years. Due to lack of financing many analysts expect significant cancellations and/or slippage of newbuilding orders. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of dry bulk carrier capacity could exacerbate the recent decrease in charter rates or prolong the period during which low charter rates prevail. Currently, some of our spot market-related time charterers are at times unprofitable due the volatility associated with dry cargo freight rates. If market conditions persist or worsen, upon the expiration or termination of our vessels’ current non-spot charters, we may only be able to re-charter our vessels at reduced or unprofitable rates, or we may not be able to charter these vessels at all. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. Currently, five of the charters for our drybulk vessels are scheduled to expire 2013.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or cause us to breach certain covenants in our credit facilities and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of our vessels are related to prevailing freight charter rates. However, while the fair market values of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary.

The fair market values of our vessels have generally experienced high volatility, and you should expect the market values of our vessels to fluctuate depending on a number of factors including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental and other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the market values of our vessels, which are at relatively low levels, decrease further, we may not be in compliance with certain covenants in our credit facilities secured by mortgages on our drybulk vessels, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If our indebtedness is accelerated, we may not be able to refinance our debt or obtain additional financing.

In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale proceeds may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values persist at their current levels or decline further, we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results. Due to our decision to sell certain vessels subsequent to the balance sheet dates and based on the agreed-upon sales price, an impairment charge of $3.6 million, $144.7 million and $0 million, for each of the years ended December 31, 2010, 2011 and 2012, respectively, was recognized. In addition, for the six-month period ended June 30, 2013, we incurred an impairment loss of $43.5 million due to our decision to sell four of our newbuildings.

A further economic slowdown or changes in the economic and political environment in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the European Union and may have a material adverse effect on our business, financial condition and results of operations.

We anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of drybulk commodities in ports in the Asia Pacific region. As a result, any negative changes in economic conditions in any Asia Pacific country, particularly in China, may exacerbate the effect of recent slowdowns in the economies of the European Union and may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The quarterly year-over-year growth rate of China’s GDP decreased to approximately 7.5% for the quarter ended June 30, 2013, as compared to approximately 7.6% for the year ended June 30, 2012, and continues to remain below pre-2008 levels. .

We cannot assure you that the Chinese economy will not experience a significant contraction in the future. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic drybulk shipping companies and may hinder our ability to compete with them effectively. Moreover, the current economic slowdown in the economies of the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. In addition, concerns regarding the possibility of sovereign debt defaults by European Union member countries, including Greece, have disrupted financial markets throughout the world, may lead to weaker consumer demand in the European Union, the United States, and other parts of the world. The possibility of sovereign debt defaults by European Union member countries, including Greece, and the possibility of market reforms to float the Chinese renminbi, either of which development could weaken the Euro against the Chinese renminbi, could adversely affect consumer demand in the European Union. Moreover, the revaluation of the renminbi may negatively impact the United States’ demand for imported goods, many of which are shipped from China. Such weak economic conditions could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our stockholders. Our business, financial condition, results of operations, ability to pay dividends as well as our future prospects, will likely be materially and adversely affected by a further economic downturn in any of these countries.

If economic conditions throughout the world do not improve, this will impede our results of operations, financial condition and cash flows.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy is currently facing a number of new challenges, including uncertainty related to the continuing discussions in the United States regarding the federal debt ceiling and recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries. The deterioration in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping.

The United States, the European Union and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. The current sovereign debt crisis in certain Eurozone countries, and concerns over debt levels of certain other European Union member states and in other countries around the world, as well as concerns about international banks, have led to increased volatility in global credit and equity markets. The credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the United States federal and state governments and European authorities have implemented a broad variety of governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The United States Securities and Exchange Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile. Credit markets and the debt and equity capital markets have been exceedingly distressed and the uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, and the trading price of our common shares. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

In addition, as a result of the ongoing economic turmoil in Greece resulting from the sovereign debt crisis and the related austerity measures implemented by the Greek government, our operations in Greece may be subjected to new regulations that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Greek government new taxes or other fees. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt our shoreside operations and those of our managers located in Greece.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, the debt and equity capital markets have been severely distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased margins or interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending to the shipping industry. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional drilling unit acquisitions or otherwise take advantage of business opportunities as they arise.

The instability of the euro or the inability of Eurozone countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for drybulk cargoes and oil and gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

Charterers have been placed under significant financial pressure, thereby increasing our charter counterparty risk.

The continuing weakness in demand for drybulk shipping services and any future declines in such demand could result in financial challenges faced by our charterers and may increase the likelihood of one or more of our charterers being unable or unwilling to pay us contracted charter rates. We expect to generate most of our revenues from these charters and if our charterers fail to meet their obligations to us, we will sustain significant losses which could have a material adverse effect on our financial condition and results of operations.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, off the coast of West Africa and in the Gulf of Aden off the coast of Somalia. In February 2009, the drybulk vessel Saldanha, which is owned by our subsidiary, Team-Up Owning Company Limited, was seized by pirates while transporting coal through the Gulf of Aden. Although the frequency of sea piracy worldwide decreased during 2012 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charterhire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking, involving the hostile detention of a vessel, as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations.

The U.S. government recently imposed legislation concerning the deteriorating situation in Somalia, including acts of piracy offshore Somalia. On April 13, 2010, the President of the United States issued an Executive Order, which we refer to as the Order, prohibiting, among other things, the payment of monies to or for the benefit of individuals and entities on the list of Specially Designated Nationals, or SDNs, published by U.S. Department of the Treasury’s Office of Foreign Assets Control. Certain individuals associated with piracy offshore Somalia are currently designated persons under the SDN list. The Order is applicable only to payments by U.S. persons and not by foreign entities, such as us. Notwithstanding this fact, it is possible that the Order, and the regulations promulgated thereunder, may affect foreign private issuers to the extent that such foreign private issuers provide monies, such as ransom payments to secure the release of crews and ships in the event of detention hijackings, to any SDN for which they seek reimbursement from a U.S. insurance carrier. While additional regulations relating to the Order may be promulgated by the U.S. government in the future, we cannot predict what effect these regulations may have on our operations.

Political instability, terrorist attacks and international hostilities can affect the seaborne transportation industry, which could adversely affect our business.

We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East, North Africa and other geographic countries and areas, terrorist or other attacks, war or international hostilities. Terrorist attacks such as those in New York on September 11, 2001, in London on July 7, 2005, and in Mumbai on November 26, 2008, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East and North Africa, and the presence of U.S. or other armed forces in Iraq, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, such as the attack on the MT Limburg, a vessel unaffiliated with us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and our ability to pay dividends, if any, in the future.

We operate our drybulk vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect our ability to pay dividends, if any, in the future from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. This seasonality may adversely affect our operating results and our ability to pay dividends, if any, in the future.

Rising fuel prices may adversely affect our profits.

While we do not directly bear the cost of fuel or bunkers under our time charters, fuel is a significant factor in negotiating charter rates. Fuel is also a significant, if not the largest, expense in our shipping operations when vessels are under spot or voyage charter. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in our vessels being denied access to, or detained in, certain ports.

Our business and the operation of our drybulk vessels and tankers are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Currently, all of our vessels are ISM Code-certified and we expect that any vessels that we acquire in the future will be ISM Code-certified when delivered to us. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. If we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends, if any, in the future. If any of our vessels are denied access to, or are detained in, certain ports, this may decrease our revenues.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our drybulk and tanker vessels operate or are registered, which can significantly affect the ownership and operation of those vessels. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Load Lines of 1966, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and European Union regulations. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. The April 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional laws or regulatory initiatives, including the raising of liability caps under OPA, that may affect our operations or require us to incur additional expenses to comply with such regulatory initiatives. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents.

TMS Bulkers Ltd., or TMS Bulkers, managers of the vessel Oliva, one of our Panamax drybulk carriers, reported that on March 16, 2011, the vessel ran aground at Nightingale Island, which is part of the “Tristan Da Cunha” group of islands in the South Atlantic Ocean. At the time of the incident the vessel was on its way from Santos, Brazil to China, loaded with 65,266 metric tons of soya beans. The following day the vessel broke in two. Both the vessel and the cargo are lost and are considered to be actual total losses for insurance purposes. In addition, bunkers leaked from the damaged hull, which has affected the local birdlife and marine environment. There were no injuries to the 22 crew members on board.

TMS Bulkers activated its Emergency Response Plan and has deployed all appropriate resources in close cooperation with the local authorities to mitigate the damage arising from this accident. That response has included the attendance of a large local vessel, which was joined a few days later by a salvage tug with appropriate equipment for bird rehabilitation and oil clean-up operations, as well as salvage operations. A second tug and a small general cargo vessel also have been chartered to deliver additional equipment and a team of specialists from The Southern African Foundation for the Conservation of Coastal Birds, or the SANCCOB. Oil pollution experts International Tanker Operators Pollution Federation, or ITOPF, have been coordinating the response to the casualty, in conjunction with TMS Bulkers and the vessel’s Protection & Indemnity liability insurers (Gard). The vessel’s hull was fully insured and the Hull & Machinery insurers were notified of the loss. The hull and machinery claims, cargo claims as a result of pollution and any liability claims as a result of the grounding have been settled.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin, destination and trans-shipment points. Inspection procedures may result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery of our vessels and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of dividends, if any, in the future.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources and, as a result, we may be unable to employ our vessels profitably.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping companies, this would have an adverse impact on our results of operations.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could increase our costs or lower our revenues.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Furthermore, any defects or flaws in the design of a drybulk carrier may contribute to vessel damage. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and our ability to pay dividends, if any, in the future. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Risk Factors Relating to the Offshore Drilling Industry

Our business in the offshore drilling sector depends on the level of activity in the offshore oil and gas industry, which is significantly affected by, among other things, volatile oil and gas prices and may be materially and adversely affected by a decline in the offshore oil and gas industry.

The offshore contract drilling industry is cyclical and volatile. Our business in the offshore drilling sector depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling units.

Oil and gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and gas and any geographical dislocations in supply and demand;

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and gas reserves; and

•	the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities, insurrection or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our business in the offshore drilling sector. Crude oil inventories remain at high levels compared to historical levels, which may place downward pressure on the price of crude oil and demand for offshore drilling units. Sustained periods of low oil prices typically result in reduced exploration and drilling because oil and gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry which often results in drilling units, particularly lower specification drilling units, being idle for long periods of time. We cannot predict the future level of demand for our services or future conditions of the oil and gas industry. Any decrease in exploration, development or production expenditures by oil and gas companies could reduce our revenues and materially harm our business and results of operations.

In addition to oil and gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling vessels and the level of newbuilding activity for drilling vessels;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and gas transportation costs;

•	the discovery of new oil and gas reserves;

•	the cost of non-conventional hydrocarbons, such as the exploitation of oil sands; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for our services and adversely affect our business and results of operations.

The offshore drilling industry is highly competitive with intense price competition and, as a result, we may be unable to compete successfully with other providers of contract drilling services that have greater resources than we have.

The offshore contract drilling industry is highly competitive with several industry participants, none of which has a dominant market share, and is characterized by high capital and maintenance requirements. Drilling contracts are traditionally awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded the drilling contract, although drilling unit availability, location and suitability, the quality and technical capability of service and equipment, reputation and industry standing are key factors which are considered. Mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them.

Many of our competitors in the offshore drilling industry are significantly larger than we are and have more diverse drilling assets and significantly greater financial and other resources than we have. In addition, because of our relatively small offshore drilling fleet, we may be unable to take advantage of economies of scale to the same extent as some of our larger competitors. Given the high capital requirements that are inherent in the offshore drilling industry, we may also be unable to invest in new technologies or expand in the future as may be necessary for us to succeed in this industry, while our larger competitors with superior financial resources, and in many cases less leverage than we have, may be able to respond more rapidly to changing market demands and compete more efficiently on price for drillship and drilling rig employment. We may not be able to maintain our competitive position, and we believe that competition for contracts will continue to be intense in the future. Our inability to compete successfully in the offshore drilling industry may reduce our revenues and profitability.

An over-supply of drilling units may lead to a reduction in dayrates and therefore may materially impact our profitability.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling units by ordering the construction of new drilling units. Historically, this has resulted in an over-supply of drilling units and has caused a subsequent decline in utilization and dayrates when the drilling units enter the market, sometimes for extended periods of time until the units have been absorbed into the active fleet. According to industry sources, the worldwide fleet of ultra-deepwater drilling units as of August 2013 consisted of 129 units, comprised of 60 semi-submersible rigs and 69 drillships. An additional 16 semi-submersible rigs and 71 drillships were under construction or on order as of August 2013, which would bring the total fleet to 216 drilling units by the end of 2020. A relatively large number of the drilling units currently under construction have been contracted for future work, which may intensify price competition as scheduled delivery dates occur. The entry into service of these new, upgraded or reactivated drilling units will increase supply and has already led to a reduction in dayrates as drilling units are absorbed into the active fleet. In addition, the new construction of high-specification drilling units, as well as changes in our competitors’ drilling unit fleets, could require us to make material additional capital investments to keep our fleet competitive. Lower utilization and dayrates could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on our drilling units if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling units may not be recoverable.

Consolidation of suppliers may increase the cost of obtaining supplies, which may have a material adverse effect on our results of operations and financial condition.

We rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including, but not limited to, drilling equipment suppliers and catering and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. Such consolidation, combined with a high volume of drilling units under construction, may result in a shortage of supplies and services thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time, or at all. These cost increases, delays or unavailability could have a material adverse effect on our results of operations and result in drilling unit downtime, and delays in the repair and maintenance of our drilling units.

Our international operations in the offshore drilling sector involve additional risks, including piracy, which could adversely affect our business.

Our drilling rigs and drillships, which we refer to collectively as our drilling units, operate in various regions throughout the world. Our drilling rig, the Leiv Eiriksson commenced drilling operations on the Norwegian Continental Shelf, our drilling rig, the Eirik Raude, is mobilizing from offshore Ireland to offshore West Africa, where it is expected to commence drilling operations, our drillships, the Ocean Rig Corcovado and the Ocean Rig Mykonos, are operating offshore Brazil and our drillships, the Ocean Rig Olympia and the Ocean Rig Poseidon, are operating offshore West Africa and Angola, respectively.

In the past, the Eirik Raude has operated in the Gulf of Mexico and offshore Canada, Norway, the United Kingdom, Ghana and the Ivory Coast, while the Leiv Eiriksson has operated offshore Greenland, West Africa, Turkey, Ireland, west of the Shetland Islands, the Falkland Islands and in the North Sea, and the Ocean Rig Corcovado and the Ocean Rig Olympia have operated offshore Greenland and West Africa, respectively. As a result of our international operations, we may be exposed to political and other uncertainties, including risks of:

•	terrorist and environmental activist acts, armed hostilities, war and civil disturbances;

•	acts of piracy, which have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia and which have generally increased significantly in frequency since 2008, particularly in the Gulf of Aden and off the west coast of Africa;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy, government debt downgrades and potential defaults and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation;

•	other forms of government regulation and economic conditions that are beyond our control; and

•	governmental corruption.

•	repudiation, nullification, modification or renegotiation of contracts;

In addition, international contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

•	the equipping and operation of drilling units;

•	repatriation of foreign earnings;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	prevailing level of charter rates;

Some foreign governments favor or effectively require (i) the awarding of drilling contracts to local contractors or to drilling rigs owned by their own citizens, (ii) the use of a local agent or (iii) foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete in those regions. It is difficult to predict what governmental regulations may be enacted in the future that could adversely affect the international drilling industry. The actions of foreign governments, including initiatives by OPEC, may adversely affect our ability to compete. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject us to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets.

Our business and operations involve numerous operating hazards.

Our offshore drilling operations are subject to hazards inherent in the drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions and pollution, including spills similar to the events on April 20, 2010 related to the Deepwater Horizon, in which we were not involved. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, personnel shortages or failure of subcontractors to perform or supply goods or services.

Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in drilling operations, leaks and blowouts or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual indemnity rights with our customers may not adequately cover losses, and we do not have insurance coverage or rights to indemnity for all the risks to which we are exposed. Consistent with standard industry practice, our customers generally assume, and indemnify us against, well control and subsurface risks under dayrate drilling contracts, including pollution damage in connection with reservoir fluids stemming from operations under the contract, damage to the well or reservoir, loss of subsurface oil and gas and the cost of bringing the well under control. We generally indemnify our customers against pollution from substances in our control that originate from the drilling unit (e.g., diesel used onboard the unit or other fluids stored onboard the unit and above the water surface). However, our drilling contracts are individually negotiated, and the degree of indemnification we receive from the customer against the liabilities discussed above can vary from contract to contract, based on market conditions and customer requirements existing when the contract was negotiated. Notwithstanding a contractual indemnity from a customer, there can be no assurance that our customers will be financially able to indemnify us or will otherwise honor their contractual indemnity obligations. We maintain insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. However, pollution and environmental risks generally are not totally insurable. Furthermore, we have no insurance coverage for named storms in the Gulf of Mexico and while trading within war risks excluded areas.

Our insurance coverage relating to our offshore drilling operations may not adequately protect us from certain operational risks inherent in the drilling industry.

Our insurance relating to our offshore drilling operations is intended to cover normal risks in our current operations, including insurance against property damage, occupational injury and illness, loss of hire, certain war risks and third-party liability, including pollution liability. For example, the amount of risk we are subject to might increase regarding occupational injuries because on January 12, 2012, the U.S. Supreme Court ruled that the U.S. Outer Continental Shelf Lands Act could cover occupational injuries.

Insurance coverage may not, under certain circumstances, be available, and if available, may not provide sufficient funds to protect us from all losses and liabilities that could result from our operations. We have also obtained loss of hire insurance which becomes effective after 45 days of downtime with coverage that extends for approximately one year. This loss of hire insurance is recoverable only if there is physical damage to the rig or equipment which is caused by a peril against which we are insured. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our gross negligence. Moreover, our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and $250,000 for protection and indemnity claims brought before any U.S. jurisdiction. The deductible for collision liability claims is $10,000. Our aggregate recovery limit is $500.0 million for all claims arising out of any event covered by our protection and indemnity insurance. Our deductible is $1.5 million per hull and machinery insurance claim. In addition, insurance policies covering physical damage claims due to a named windstorm in the Gulf of Mexico generally impose strict recovery limits. Our insurance coverage may not protect fully against losses resulting from a required cessation of drilling unit operations for environmental or other reasons. Insurance may not be available to us at all or on terms acceptable to us, we may not maintain insurance or, if we are so insured, our policy may not be adequate to cover our loss or liability in all cases. The occurrence of a casualty, loss or liability against, which we may not be fully insured against, could significantly reduce our revenues, make it financially impossible for us to obtain a replacement drilling unit or to repair a damaged drilling unit, cause us to pay fines or damages which are generally not insurable and that may have priority over the payment obligations under our indebtedness or otherwise impair our ability to meet our obligations under our indebtedness and to operate profitably.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs or limit our drilling activity.

Our business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment in the geographic areas where we operate. The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may, in the future, add significantly to our operating costs or significantly limit drilling activity. Our ability to compete in international contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling units will require certain governmental approvals, the number and prerequisites of which cannot be determined until we identify the jurisdictions in which we will operate on securing contracts for the drilling units. Depending on the jurisdiction, these governmental approvals may involve public hearings and conditions that result in costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations.

We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our offshore drilling operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our drilling units. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, European Union Regulations, and Brazil’s National Environmental Policy Law (6938/81), Environmental Crimes Law (9605/98) and Law (9966/2000) relating to pollution in Brazilian waters.

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. Moreover, the manner in which these laws are enforced and interpreted is constantly evolving. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents and our insurance may not be sufficient to cover all such risks. As a result, claims against us could result in a material adverse effect on our business, results of operations, cash flows and financial condition.

Although our drilling units are separately owned by our subsidiaries, under certain circumstances a parent company and all of the ship-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under OPA or other environmental laws. Therefore, it is possible that we could be subject to liability upon a judgment against us or any one of our subsidiaries.

Our drilling units could cause the release of oil or hazardous substances, especially as our drilling units age. Any releases may be large in quantity, above our permitted limits or occur in protected or sensitive areas where public interest groups or governmental authorities have special interests. Any releases of oil or hazardous substances could result in fines and other costs to us, such as costs to upgrade our drilling rigs, clean up the releases, and comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

If we are able to obtain from our customers some degree of contractual indemnification against pollution and environmental damages in our contracts, such indemnification may not be enforceable in all instances or the customer may not be financially able to comply with its indemnity obligations in all cases. In addition, we may not be able to obtain such indemnification agreements in the future.

Our insurance coverage may not be available in the future or we may not obtain certain insurance coverage. If it is available and we have the coverage, it may not be adequate to cover our liabilities. Any of these scenarios could have a material adverse effect on our business, operating results and financial condition.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Currently, emissions of greenhouse gases from ships involved in international transport are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. As of January 1, 2013, all ships (including rigs and drillships) must comply with mandatory requirements adopted by the MEPC in July 2011 relating to greenhouse gas emissions. All ships are required to follow the Ship Energy Efficiency Management Plans. Now the minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, applies to all new ships. These requirements could cause us to incur additional compliance costs. The IMO is planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

Because our offshore drilling business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

The Deepwater Horizon oil spill in the Gulf of Mexico may result in more stringent laws and regulations governing deepwater drilling, which could have a material adverse effect on our business, operating results or financial condition.

On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling unit that is not connected to us, while it was servicing the Macondo well in the Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling unit, as well as the release of large amounts of oil into the Gulf of Mexico, severely impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the U.S. Department of Justice, and by the U.S. Congress, and is also the subject of numerous lawsuits. On January 11, 2011, the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling released its final report, with recommendations for new regulations.

We do not currently operate our drilling units in these regions, but we may do so in the future. In any event, changes to leasing and drilling activity requirements as a result of the Deepwater Horizon incident could have a substantial impact on the offshore oil and gas industry worldwide. All drilling activity in the U.S. Gulf of Mexico must be in compliance with enhanced safety requirements contained in Notices to Lessees 2010-N05 and 2010 N-06. Effective October 22, 2012, all drilling in the U.S. Gulf of Mexico must also comply with the Final Drilling Safety Rule as adopted on August 15, 2012, which enhances safety measures for energy development on the outer continental shelf. All drilling must also comply with the Workplace Safety Rule on Safety and Environmental Management Systems. We continue to evaluate these requirements to ensure that our rigs and equipment are in full compliance, where applicable. Additional requirements could be forthcoming based on further recommendations by regulatory agencies investigating the Macondo well incident.

We are not able to predict the extent of future leasing plans or the likelihood, nature or extent of additional rulemaking. Nor are we able to predict when the Bureau of Ocean Energy Management (BOEM) will enter into leases with our customers or when the Bureau of Safety and Environmental Enforcement (BSEE) will issue drilling permits to our customers. We are not able to predict the future impact of these events on our operations. The current and future regulatory environment in the Gulf of Mexico could impact the demand for drilling units in the Gulf of Mexico in terms of overall number of rigs in operations and the technical specification required for offshore rigs to operate in the Gulf of Mexico. It is possible that short-term potential migration of rigs from the Gulf of Mexico could adversely impact dayrates levels and fleet utilization in other regions. In addition, insurance costs across the industry have increased as a result of the Macondo well incident and certain insurance coverage has become more costly, less available, and not available at all from certain insurance companies.

Hurricanes may impact our ability to operate our drilling units in the Gulf of Mexico or other U.S. coastal waters, which could reduce our revenues and profitability.

Hurricanes Ivan, Katrina, Rita, Gustav and Ike caused damage to a number of drilling units unaffiliated with us in the U.S. Gulf of Mexico. Drilling units that moved off their locations during the hurricanes damaged platforms, pipelines, wellheads and other drilling units. BOEM and the BSEE, the U.S. organizations that issue a significant number of relevant guidelines for the drilling units’ activities, have in place until November 1, 2014 guidelines for tie-downs on drilling units and permanent equipment and facilities attached to outer continental shelf production platforms, and moored drilling unit fitness. These guidelines effectively impose requirements on the offshore oil and natural gas industry in an attempt to increase the likelihood of survival of offshore drilling units during a hurricane. The guidelines also provide for enhanced information and data requirements from oil and natural gas companies that operate properties in the Gulf of Mexico region of the Outer Continental Shelf. BOEM and BSEE may issue similar guidelines for future hurricane seasons and may take other steps that could increase the cost of operations or reduce the area of operations for our ultra-deepwater drilling units, thereby reducing their marketability. Implementation of new guidelines or regulations that may apply to ultra-deepwater drilling units may subject us to increased costs and limit the operational capabilities of our drilling units. Our drilling units do not currently operate in the Gulf of Mexico or other U.S. coastal waters but may do so in the future.

Risk Factors Relating to the Tanker Industry

If the tanker industry, which historically has been cyclical and volatile, continues to be depressed or declines further in the future, our revenues, earnings and available cash flow may be adversely affected

Historically, the tanker industry has been highly cyclical, with volatility in profitability, charter rates and asset values resulting from changes in the supply of, and demand for, tanker capacity. After reaching highs during the summer of 2008, charter rates for crude oil carriers fell dramatically in connection with the commencement of the global financial crisis and current rates continue to remain at relatively low levels compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply of and demand for tanker capacity and changes in the supply of and demand for oil and oil products.

The factors that influence demand for tanker capacity include:

•	supply of and demand for oil and oil products;

•	global and regional economic and political conditions, including developments in international trade, national oil reserves policies, fluctuations in industrial and agricultural production and armed conflicts, which, among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;

•	regional availability of refining capacity;

•	environmental and other legal and regulatory developments;

•	the distance oil and oil products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in the distances over which tanker cargoes are transported by sea;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	currency exchange rates;

•	weather and acts of God and natural disasters;

•	competition from alternative sources of energy and from other shipping companies and other modes of transport;

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars; and

•	regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements by major oil companies.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers;

•	the number of tanker newbuilding deliveries;

•	any potential delays in the delivery of newbuilding vessels and/or cancellations of newbuilding orders;

•	the scrapping rate of older tankers;

•	the successful implementation of the phase-out of single-hull tankers;

•	technological advances in tanker design and capacity;

•	tanker freight rates, which are affected by factors that may effect the rate of newbuilding, swapping and laying up of tankers;

•	port and canal congestion;

•	price of steel and vessel equipment;

•	conversion of tankers to other uses or conversion of other vessels to tankers;

•	the number of tankers that are out of service; and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

The factors affecting the supply of and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable, including those discussed above. The current global economic downturn may reduce demand for transportation of oil over longer distances and increase supply of tankers to carry that oil, which may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

If the number of new ships delivered exceeds the number of tankers being scrapped and lost, tanker capacity will increase. In addition the total newbuilding order books for Suezmax and Aframax vessels scheduled to enter the fleet through 2013 currently stand at 5.0% and 1.6% respectively, and there can be no assurance that the order books will not increase further in proportion to the existing fleets. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of our vessels could be adversely affected.

The market value of our vessels may fluctuate significantly, and we may incur losses when we sell vessels following a decline in their market value.

The fair market value of our tanker vessels may have declined recently, and may decrease further depending on a number of factors including:

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	supply of and demand for tankers and the types and sizes of tankers we own;

•	alternative modes of transportation;

•	ages of vessels;

•	cost of newbuildings;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances.

Declines in charter rates and other market deterioration could cause the market value of our vessels to decrease significantly. We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires us to make various estimates including future freight rates, earnings from the vessels and discount rates. All of these items have been historically volatile.

We evaluate the recoverable amount as the higher of fair value less costs to sell and value in use. If the recoverable amount is less than the carrying amount of the vessel, the vessel is deemed impaired. The carrying values of our vessels may not represent their fair market value at any point in time because the new market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Any impairment charges incurred as a result of further declines in charter rates could negatively affect our business, financial condition or operating results.

Due to the cyclical nature of the tanker market, the market value of one or more of our vessels may at various times be lower than their book value, and sales of those vessels during those times would result in losses. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. If for any reason we sell vessels at a time when vessel prices have fallen, the sale proceeds may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings.

Declining tanker values could affect our ability to raise cash by limiting our ability to refinance vessels and thereby adversely impact our liquidity. In addition, declining vessel values could result in the reduction in lending commitments, the pledging of unencumbered vessels as additional collateral, the requirement to repay outstanding amounts or a breach of loan covenants, which could give rise to an event of default under our credit facilities.

Changes in the crude oil and petroleum products markets could result in decreased demand for our vessels and services.

Demand for our vessels and services in transporting crude oil and petroleum products will depend upon world and regional crude oil and petroleum products markets. Any decrease in shipments of crude oil or petroleum products in those markets could have a material adverse effect on our business, financial condition and results of operations. Historically, those markets have been volatile as a result of the many conditions and events that affect the price, production and transport of crude oil and petroleum products, including competition from alternative energy sources. In the long-term it is possible that crude oil and petroleum products demand may be reduced by an increased reliance on alternative energy sources, by a drive for increased efficiency in the use of crude oil and petroleum products as a result of environmental concerns, or by high oil prices. The recent recession affecting the U.S. and world economies may result in protracted reduced consumption of crude oil and petroleum products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

An over-supply of tanker capacity may prolong currently low charter rates and vessel values or lead to further reductions in charter rates, vessel values, and profitability.

The market supply of tankers is affected by a number of factors such as demand for energy resources, oil, and petroleum products, as well as strong overall economic growth in parts of the world economy including Asia. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. In addition, the tanker newbuilding order book, which extends to 2016, equaled approximately 9.8% of the existing world oil tanker fleet as of August 1, 2013, according to industry sources and the order book may increase further in proportion to the existing fleet. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations and available cash once we take delivery of our newbuilding tankers.

The tanker sector is highly competitive, and we may not be able to compete successfully for charters with new entrants or established companies with greater resources.

The tanker industry is highly competitive, capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of petroleum products and oil can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources than we have could operate larger fleets than our tanker fleet and, thus, may be able to offer lower charter rates and higher quality vessels than we are able to offer. If this were to occur, we may be unable to attract new customers, which could adversely affect our business and operations.

Our operating results may be adversely affected by seasonal fluctuations in the tanker industry.

The tanker sector has historically exhibited seasonal variations in demand and, as a result, in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The tanker sector is typically stronger in the fall and winter months in anticipation of increased consumption of oil and petroleum products in the northern hemisphere during the winter months. As a result, our revenues from our tankers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our operating results and cash available for dividends in the future.

Company Specific Risk Factors

We are not in compliance with certain financial and other covenants contained in our credit facilities relating to our shipping segments, which could adversely affect our business.

Our credit facilities require us to satisfy certain financial covenants. In general, these financial covenants require us, as Dryships, on a consolidated level, to maintain (i) minimum liquidity; (ii) a minimum market adjusted equity ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth; (v) a minimum debt service coverage ratio and (vi) a minimum working capital level. In addition, certain of our facilities require us to satisfy certain financial covenants at a certain subsidiary level. In addition, our credit facilities, which are secured by mortgages on our vessels and drillships, require us to maintain specified financial ratios, mainly to ensure that the market value of the mortgaged vessels and drillships under the applicable credit facility, determined in accordance with the terms of that facility, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a value maintenance clause or a loan-to-value ratio. Events beyond our control, including changes in the economic and business conditions in the international drybulk, tanker or offshore drilling markets in which we operate, may affect our ability to comply with the financial covenants and loan-to-value ratios required by our credit facilities. Our ability to maintain compliance also depends substantially on the value of our assets, our charterhire and dayrates, our ability to obtain charters and drilling contracts, our success at keeping our costs low and our ability to successfully implement our overall business strategy.

A violation of any of the financial covenants in our credit facilities, absent a waiver of the breach from our lenders, or a violation of the loan-to-value ratios in our credit facilities, if not waived by our lenders or cured by providing additional collateral or prepaying the amount of outstanding indebtedness required to eliminate the shortfall, could result in an event of default under our credit facilities that would allow all amounts outstanding thereunder to be declared immediately due and payable. In addition, all of our credit facilities relating to our drybulk and tanker fleet contain cross-acceleration or cross-default provisions that may be triggered by a default under one of our other credit facilities relating to our drybulk and tanker fleet. Furthermore, our debt agreements relating to our offshore drilling fleet also contain cross-default or cross-acceleration provisions that may be triggered by a default under one of our other debt agreements relating to our offshore drilling fleet. If the amounts outstanding under our indebtedness relating to our drybulk and tanker fleet or our offshore drilling fleet were to be become accelerated or were to become the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

As of June 30, 2013, we were in compliance with the financial covenants contained our debt agreements relating to our offshore drilling segment, but we were in breach of certain financial covenants, mainly the interest coverage ratio, contained in our loan agreements relating to our shipping segments, under which a total of $804.8 million was outstanding as of June 30, 2013. Even though as of the date of registration statement, none of the lenders had declared an event of default under the relevant loan agreements for which we were not in compliance as of June 30, 2013, these breaches constitute potential events of default that may result in the lenders requiring immediate repayment of the loans. As a result of the aforementioned non-compliance and due to the cross-acceleration and cross-default provisions contained in our credit facilities relating to our drybulk and tanker fleet, all of our outstanding indebtedness relating to our drybulk and tanker fleet, amounting to approximately $1,058.1 million as of June 30, 2013, has been classified as current. As a result, we reported a working capital deficit of $679.2 million at June 30, 2013.

In addition, as of June 30, 2013, we were not in compliance with the loan-to-value ratios contained in certain of our credit facilities relating to our drybulk fleet, under which a total of $59.0 million was outstanding as of that date, out of our total consolidated outstanding indebtedness relating to our drybulk and tanker fleet of approximately $1,058.1 million. As discussed above, these violations of the loan-to-value covenants do not constitute events of default that would automatically trigger the full repayment of the loans. Under the terms of the credit facilities, loan-to-value shortfalls may be remedied by us by providing additional collateral or repaying the amount of the shortfall. On August 1, 2013, we have agreed with our lenders under two of our credit facilities, under which a total of $87.2 million was outstanding as of June 30, 2013, to waive the breach of the loan-to-value ratios under the facilities to December 31, 2013, in exchange for, among other things, the pledge of 5,450,000 shares of Ocean Rig UDW Inc., or Ocean Rig UDW, our majority-owned subsidiary, as additional collateral securing the loans. As a result of our breaches of the loan-to-value ratios in certain of our credit facilities, we may be required to prepay indebtedness or provide additional collateral to our lenders in the form of cash or other property in the total amount of $19.7 million in order to comply with the relevant loan-to-value ratios. In addition, on September 27, 2012, we entered into supplemental agreements under two of our credit facilities, under which a total of $245.7 million was outstanding as of June 30, 2013, to provide additional security to cure shortfalls in the loan-to-value ratio required to be maintained under the facilities and pledged 7,800,000 common shares of Ocean Rig UDW, our majority-owned subsidiary, that we own as additional collateral under the facilities. The term of the share pledge expires on September 16, 2013. Furthermore, we have entered into an amendment to one of our credit facilities to reduce the loan-to-value ratio required to be maintained under the facility until 2016. There can be no assurance that we will be in compliance with the loan-to-value ratios contained in these credit facilities when the share pledge expires or the original covenant comes back into effect or that the relevant lenders would permit further amendments to the collateral arrangements with respect to future breaches of the loan-to-value ratios.

We are currently in negotiations with our lenders to obtain waivers of our covenant breaches and extend existing waivers of covenant breaches, or to restructure the affected debt. We cannot guarantee that we will be able to obtain our lenders’ waiver or consent, or extensions of existing waivers, with respect to the aforementioned noncompliance under our credit facilities relating to our drybulk and tanker fleet, or any non-compliance with specified financial ratios or financial covenants under future financial obligations we may enter into, or that we will be able to refinance or restructure any such indebtedness. If we fail to remedy, or obtain a waiver of, the breaches of the covenants discussed above, our lenders may accelerate our indebtedness under the relevant credit facilities, which could trigger the cross-acceleration or cross-default provisions contained in our other credit facilities relating to our drybulk and tanker fleet, under which a total of $1,058.1 million was outstanding as of June 30, 2013. If our indebtedness is accelerated, it will be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would impair our ability to conduct our business and continue as a going concern. Further, as discussed below, our independent registered public accounting firm has issued its opinion with an explanatory paragraph in connection with our audited financial statements included in this report that expresses substantial doubt about our ability to continue as a going concern. In addition, if the value of our vessels deteriorates significantly from their currently depressed levels, we may have to record an impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

Moreover, in connection with any additional amendments to our credit facilities, or waivers or extensions of waivers of covenant breaches, that we obtain, or if we enter into any future credit agreements or debt instruments, our lenders may impose additional operating and financial restrictions on us. These restrictions may further restrict our ability to, among other things, fund our operations or capital needs, make acquisitions or pursue available business opportunities, which in turn may adversely affect our financial condition. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the margin and lending rates they charge us on our outstanding indebtedness.

We expect that our lenders will not demand payment of the loans relating to our drybulk and tanker fleet under which we are in breach of certain financial and loan-to-value ratio covenants before their maturity, provided that we pay scheduled loan installments and accumulated or accrued interest as they fall due under the existing credit facilities. We plan to settle the loan interest and scheduled loan repayments with cash expected to be generated from operations and firm financing agreements that are currently in place. We do not expect that cash on hand and cash expected to be generated from operations will be sufficient to repay our loans relating to our drybulk and tanker fleet with cross-default provisions which amounted to approximately $1,058.1 million in the aggregate as of June 30, 2013, if such debt is accelerated by our lenders, as discussed above. In such a scenario, we would have to seek to access the capital markets to fund the mandatory payments.

Our inability to comply with certain financial and other covenants under our loan agreements relating to our shipping segments and our working capital deficit raise substantial doubt about our ability to continue as a going concern.

As of June 30, 2013, we were in breach of certain financial and other covenants contained in our loan agreements relating to our shipping segments and our lenders may choose to accelerate our indebtedness relating to such segments. As a result, we reported a working capital deficit of $679.2 million at June 30, 2013. Therefore, our ability to continue as a going concern is dependent on management’s ability to successfully generate revenue and enter into firm financing agreements to meet our scheduled obligations as they become due and the continued support of our lenders. Our independent registered public accounting firm has issued its opinion with an explanatory paragraph in connection with our financial statements included in our Annual Report for the year ended December 31, 2012, which was filed with the Commission on March 22, 2013 that expresses substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of our inability to continue as a going concern except for the shipping segments’ bank debt and the restricted cash classification under current liabilities and current assets, respectively. These conditions raise significant doubt about our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business.

Our credit facilities impose operating and financial restrictions on us, and if we receive additional waivers of covenant breaches and/or further amend our loan agreements in the future, our lenders may impose additional operating and financial restrictions on us and/or modify the terms of our existing credit facilities.

In addition to the loan-to-value ratio requirements and financial covenants relating to our financial position, operating performance and liquidity contained in our credit facilities, our credit facilities also contain restrictions on our ability to, among other things:

•	enter into other financing arrangements;

•	incur or guarantee additional indebtedness;

•	create or permit liens on our assets;

•	consummate a merger, consolidation or sale of our all or substantially all of our assets or the shares of our subsidiaries;

•	make investments;

•	change the general nature of our business;

•	pay dividends, redeem capital stock or subordinated indebtedness or make other restricted payments;

•	incur dividend or other payment restrictions affecting the restricted subsidiaries under the indenture governing our Senior Secured Notes (as defined below);

•	change the management and/or ownership of our vessels and drilling units;

•	enter into transactions with affiliates;

•	transfer or sell assets;

•	amend, modify or change our organizational documents;

•	make capital expenditures;

•	change the flag, class or management of our vessels or drilling units;

•	drop below certain minimum cash deposits, as defined in our credit facilities; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

Therefore, we will need to seek permission from our lenders in order to engage in certain corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness. These potential restrictions and requirements may limit our ability to pay dividends, if any, in the future to you, finance our future operations, make acquisitions or pursue business opportunities.

Our ability to comply with the covenants and restrictions contained in our credit facilities may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under the agreements governing our indebtedness, including a default under our credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying dividends in the future. If we are unable to repay indebtedness, the lenders under our credit facilities could proceed against the collateral securing that indebtedness. In any such case, we may be unable to repay the amounts due under our credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates and dayrates, our ability to obtain charters and drilling contracts, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

We have substantial indebtedness, and expect to incur substantial additional indebtedness, which could adversely affect our financial health.

As of June 30, 2013, on a consolidated basis, we had $4.6 billion in aggregate principal amount of indebtedness outstanding and $1.35 billion in additional credit available to us under our credit facilities. In July 2013, we entered into a $1.9 billion senior secured term loan facility and repaid in full amounts outstanding under Ocean Rig’s $800.0 million secured term loan agreement and the two $495.0 million senior secured credit facilities. In addition, we expect to incur substantial additional indebtedness in order to fund the estimated remaining unfinanced contractual obligations, excluding financing costs, amounting to $511.5 million in the aggregate for one of our newbuilding drillships and 4 newbuilding drybulk vessels as of August 19, 2013 and any further growth of our fleet.

This substantial level of debt and other obligations could have significant adverse consequences on our business and future prospects, including the following:

•	we may not be able to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments, which may result in possible defaults on and acceleration of such indebtedness;

•	we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	we may not be able to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	less leveraged competitors could have a competitive advantage because they have lower debt service requirements and, as a result, we may not be better positioned to withstand economic downturns; and

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors and our management’s discretion in operating our business may be limited.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to make scheduled payments on our outstanding indebtedness will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the drybulk and tanker shipping and offshore drilling industries or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure time charters and drilling contracts at acceptable rates. Our ability to renew our existing time charters and drilling contracts or obtain new time charters and drilling contracts at acceptable charterhire and dayrates or at all will depend on the prevailing economic and competitive conditions.

Furthermore, our financial and operating performance, and our ability to service our indebtedness, is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our various debt agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors.

If our operating cash flows are insufficient to service our debt and to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions. Furthermore, reducing or delaying capital expenditures or selling assets could impair future cash flows and our ability to service our debt in the future.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing such indebtedness, which would allow creditors at that time to declare all such indebtedness then outstanding to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights among certain of our other debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under our existing and future debt agreements were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

The failure of our counterparties to meet their obligations under our time charter agreements could cause us to suffer losses or otherwise adversely affect our business.

As of August 19, 2013, 19 of our drybulk vessels were employed under time charters and 19 vessels were operating in the spot market. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the overall financial condition of the counterparties. In addition, in challenging market conditions, there have been reports of charterers, including some of our charterers, renegotiating their charters or defaulting on their obligations under charters and our customers may fail to pay charterhire or attempt to renegotiate charter rates.

Three of our drybulk vessels, the Capri, Samatan and Capitola are currently on short term (spot) charters to Korea Line Corp., or KLC, a South Korean shipping company that announced on January 25, 2011 it had filed a petition for the rehabilitation proceeding for court receivership in the Seoul Central District Court, and the court had issued a preservation order. We were entitled to a rate of $61,000, $39,500 and $39,500 per day under our charters with KLC for the vessels Capri, Samatan and Capitola, respectively, which were scheduled to expire between May 2013 and June 2018. On February 15, 2011, KLC’s application was approved by the Seoul Court, and Joint Receivers of KLC were appointed. Upon and with effect from March 14, 2011, the shipowning companies’ original charter agreements with KLC were terminated by the Joint Receivers, and the shipowning companies entered into new short term charter agreements with the Joint Receivers at reduced rates of hire and others terms, with the approval of the Seoul Court. On April 1, 2011, the shipowning companies filed claims in the corporate rehabilitation of KLC for (i) outstanding hire due under the original charter agreements, and (ii) damages and loss caused by the early termination of the original charter agreements. During 2012, the new charterparties, were terminated on agreed terms.

Eleven of the vessels in our fleet provide for charter rates that are significantly above current market rates. Should any of our counterparties under these charters fail to honor its obligations under our charter agreements, it may be difficult to secure substitute employment for such vessels, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates given currently decreased charter rate levels, particularly in the drybulk carrier market. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and comply with covenants in our credit facilities.

Some of our offshore drilling contracts may be terminated early due to certain events.

Some of our customers under our drilling contracts have the right to terminate our drilling contracts upon the payment of an early termination or cancellation fee. However, such payments may not fully compensate us for the loss of the contract. In addition, our contracts permit our customers to terminate the contracts early without the payment of any termination fees under certain circumstances, including as a result of major non-performance, longer periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to piracy or force majeure events beyond our control.

In addition, during periods of challenging market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, we may be subject to an increased risk of our clients seeking to renegotiate the terms of their existing contracts or repudiate their contracts, including through claims of nonperformance. Our customers’ ability to perform their obligations under their drilling contracts with us may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our consolidated statement of financial position, results of operations or cash flows.

Our future contracted revenue for our fleet of drilling units may not be ultimately realized.

As of August 19, 2013, the future contracted revenue for our fleet of drilling units, or our drilling contract backlog, was approximately $4.7 billion under firm commitments. We may not be able to perform under our drilling contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our drilling contracts for various reasons, including adverse conditions, resulting in lower daily rates. For example, effective March 3, 2013, one of our customers, European Hydrocarbons Limited, or European Hydrocarbons, unilaterally cancelled our drilling contract for the Eirik Raude for drilling offshore West Africa prior to the scheduled termination date. Our inability, or the inability of our customers, to perform under the respective contractual obligations may have a material adverse effect on our financial position, results of operations and cash flows.

Most of our offshore drilling contracts may be terminated early due to certain events.

Under most of our current drilling contracts, our customers have the right to terminate the drilling contract upon the payment of an early termination or cancellation fee. However, such payments may not fully compensate us for the loss of the contract. For example, European Hydrocarbons, our customer under our drilling contract for the Eirik Raude for drilling operations offshore West Africa, unilaterally cancelled the contract effective March 3, 2013, approximately 23 days prior to the contract’s scheduled termination date. In connection with the cancellation of the contract, we are entitled to an early termination fee of $13.7 million. As a result of the cancellation, we will not receive approximately $14.1 million in estimated contract revenues, after giving effect to the early termination payment.

In addition, our drilling contracts permit our customers to terminate the contracts early without the payment of any termination fees under certain circumstances, including as a result of major non-performance, longer periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to piracy or force majeure events beyond our control.

In addition, during periods of challenging market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, we may be subject to an increased risk of our clients seeking to renegotiate the terms of their existing contracts or repudiate their contracts, including through claims of nonperformance. Our customers’ ability to perform their obligations under their drilling contracts with us may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our consolidated statement of financial position, results of operations or cash flows.

We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.

We currently operate a fleet of 38 drybulk vessels, of which 19 vessels are employed in the spot market, exposing us to fluctuations in spot market charter rates. In addition, we currently employ nine of our tankers in the spot market and one in the pool market. We have also agreed to acquire 4 newbuilding drybulk vessels, which are expected to be delivered to us between April 2014 and August 2014, some of which may be employed in the spot market upon their delivery to us. In addition, we may employ in the spot market any additional vessels that we may acquire in the future or existing vessels upon the expiration of related time charters.

Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the drybulk and oil tanker spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.

Historically, the drybulk and tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for drybulk and tanker capacity. The recent global economic crisis may further reduce demand for transportation of drybulk cargoes and oil over longer distances and supply of drybulk vessels and tankers to carry such drybulk cargoes and oil, respectively, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or to pay dividends in the future. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

Our ability to renew the charters on our vessels upon the expiration or termination of our current charters, seven of which are scheduled to expire in 2013, or on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources.

A drop in spot charter rates may provide an incentive for some charterers to default on their charters.

When we enter into a time charter, charter rates under that charter are fixed for the term of the charter. If the spot charter rates or short-term time charter rates in the drybulk shipping industry remain significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to operate our vessels profitably and may affect our ability to comply with covenants contained in any loan agreements we may enter into in the future.

We depend upon the spot market in our tanker segment and any decrease in spot charter rates may adversely affect our financial condition and results of operations.

We currently employ all of our tankers in the spot market, including one Aframax tanker which operates in Sigma tankers pools. As a result, our results of operations in our tanker segment will be significantly affected by conditions in the oil tanker spot market. The spot market is highly volatile and fluctuates based on tanker and oil supply and demand. The successful operation of our tankers in the spot market depends on, among other things, our commercial and technical manager’s ability to obtain profitable charters and minimizing, to the extent possible, time spent waiting for charters and traveling unladen to pick up cargo. In the past, there have been periods when spot rates have declined below operating costs of vessels. Future spot rates may decline significantly and may not be sufficient for us to operate our tankers profitably, which would have an adverse impact on our financial condition and results of operations.

The tanker sector is currently at depressed levels and conditions in the tanker market could have an adverse effect on our business, results of operation and financial condition.

In November 2010, we expanded into the oil tanker sector with our entry into construction contracts for six Aframax and six Suezmax high specification tankers. We have taken delivery of all six of the newbuilding Aframax tankers and four of the newbuilding Suezmax tankers and have novated the construction contracts for the remaining two Suezmax tankers to an unaffiliated third party in order to release ourselves from our obligations under the construction contracts for these two tankers and reduce the amount of our outstanding capital expenditures. The charter markets for crude oil carriers and product tankers have deteriorated significantly since summer 2008 and are currently at depressed levels. These markets may be further depressed through 2014 given the significant number of newbuilding vessels scheduled to be delivered. Attractive investment opportunities in these sectors may reflect these depressed conditions, however, the return on any such investment is highly uncertain in this extremely challenging operating environment.

The tanker sector, which is intensely competitive, has unique operational risks and is highly dependent on the availability of and demand for crude oil and petroleum products as well as being significantly impacted by the availability of modern tanker capacity and the scrapping, conversion or loss of older vessels. An inability to successfully execute an expansion into the tanker sector could be costly, distract us from our drybulk and offshore drilling business and divert management resources, each of which could have an adverse effect on our business, results of operation and financial condition.

Our ability to establish oil tanker industry relationships and a reputation for customer service and safety, as well as to acquire and renew charters, will depend on a number of factors, including our ability to man our vessels with experienced oil tanker crews and the ability to manage such risks. There is no assurance that we will be able to address the variety of vessel management risks in the oil tanker sector or to develop and maintain commercial relationships with leading charter companies, which could adversely affect our expansion into the oil tanker sector.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.

The Company reviews for impairment long-lived assets and intangible long-lived assets held and used whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company evaluates the asset for impairment loss. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset. In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels’, rigs’ and drillships’ future performance, with the significant assumptions being related to charter and drilling rates, fleet utilization, operating expenses, capital expenditures, residual value and the estimated remaining useful life of each vessel, rig and drillship. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations. The projected net operating cash flows are determined by considering the charter revenues and drilling revenues from existing time charters and drilling contracts for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days. In making estimates concerning the daily time charter equivalent for the unfixed days, the Company utilizes the most recent ten year historical average for similar vessels and other available market data over the remaining estimated life of the vessel, assumed to be 25 years from the delivery of the vessel from the shipyard.

As a result of the impairment review, the Company determined that the carrying amounts of its assets held for use were recoverable, and therefore, concluded that no impairment loss was necessary for 2010, 2011 and 2012. However, due to the Company’s decision to sell certain vessels during the years and or subsequent to the balance sheet dates and based on the agreed-upon sales price, an impairment charge of $3.6 million, $144.7 million and $0 million, for each of the years ended December 31, 2010, 2011 and 2012, respectively, was recognized. In addition, during the six-month period ended June 30, 2013, the Company incurred impairment losses of $43.5 million due to the decision to sell certain newbuildings.

Although the Company believes that the assumptions used to evaluate potential impairment are reasonable and appropriate, such assumptions are highly subjective. Set forth below is an analysis that shows the impact on the Company’s impairment analysis of its shipping segment, if the Company were to utilize the most recent five year, three year or one year historical average rates for similar vessels for purposes of estimating future cash flows for unfixed days over the remaining life of the vessel.

Amounts in thousand of US dollars	2012
Level of impairment	5 year	3 year	1 year
Drybulk carriers	$2,902	$753,809	$952,181
Drybulk carriers under construction	—	46,700	135,327
Tankers	—	105,489	105,489
Tankers under construction	—	39,750	39,750
Total	42,902	$945,748	$1,232,747

Any impairment charges incurred as a result of declines in charter rates and other market deterioration could negatively affect our business, financial condition or operating results or the trading price of our common shares.

We will need to procure significant additional financing, which may be difficult to obtain on acceptable terms, in order to complete the construction of our drillships, tankers and drybulk carriers under construction.

We, through our majority-owned subsidiary, Ocean Rig UDW, have entered into contracts with Samsung Heavy Industries Co. Ltd., or Samsung, for the construction of four seventh generation drillships that are scheduled to be delivered to us in August 2013, November 2013, December 2013 and January 2015, respectively. The estimated total project cost for our four seventh generation drillships, excluding financing costs, is approximately $2.7 billion, of which an aggregate of approximately $1.6 billion was outstanding as of June 30, 2013. In order to complete the construction of our seventh generation drillships, we will need to procure additional financing. On February 28, 2013, we entered into a $1.35 billion syndicated secured term loan facility to partially finance the construction costs of our seventh generation drillships, the Ocean Rig Mylos, delivered in August 2013, and the Ocean Rig Skyros and the Ocean Rig Athena, scheduled for delivery in November 2013 and December 2013, respectively. On July 15, 2013, we paid an installment amounting to $83.0 million for the Ocean Rig Apollo, our seventh generation drillship scheduled for delivery in January 2015. On August 19, 2013, we took delivery of the Ocean Rig Mylos and on August 20, 2013 drew down an amount of $450.0 million under the above facility. We expect to finance the remaining delivery payments for our seventh generation drillships with cash on hand, operating cash flow, equity financing and additional bank debt.

Furthermore, we have entered into contracts for the construction of four Panamax Ice Class 1A drybulk vessels, scheduled for delivery in 2014. As of August 19, 2013, we had remaining construction costs of $124.4 million in the aggregate with respect to our four newbuilding Panamax Ice Class 1A drybulk vessels. We have not secured financing for the remaining construction costs for these vessels.

We cannot be certain that additional financing to complete the construction of our newbuilding drillships and drybulk carriers will be available on acceptable terms or at all. If additional bank financing is not available when needed, or is available only on unfavorable terms, we may be unable to take delivery of one or more of our newbuilding drillships or drybulk vessels, in which case we would be prevented from realizing potential revenues from the applicable drillship or drybulk vessel and we could lose our deposit money, which amounted to $890.9 million in the aggregate, as of June 30, 2013. We may also incur additional costs and liability to the shipyards, which may pursue claims against us under our newbuilding construction contracts and retain and sell our newbuilding drillships and drybulk vessels to third parties to the extent completed.

Construction of vessels and drilling units is subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

As August 19, 2013, we had entered into contracts for the construction of (i) four Panamax Ice Class 1A drybulk vessels, scheduled for delivery in 2014; and (ii) three seventh generation drillships, scheduled for delivery in November 2013, December 2013 and January 2015, respectively. Currently, each of our newbuilding vessels is expected to be delivered to us on time.

From time to time in the future, we may also undertake new construction projects and conversion projects. In addition, we may make significant upgrade, refurbishment, conversion and repair expenditures for our fleet from time to time, particularly as our vessels and drilling units become older. Some of these expenditures are unplanned. These projects together with our existing construction projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shipyard unavailability;

•	shortages of equipment, materials or skilled labor for completion of repairs or upgrades to our equipment;

•	unscheduled delays in the delivery of ordered materials and equipment or shipyard construction;

•	financial or operating difficulties experienced by equipment vendors or the shipyard;

•	unanticipated actual or purported change orders;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	design or engineering changes;

•	latent damages or deterioration to the hull, equipment and machinery in excess of engineering estimates and assumptions;

•	work stoppages;

•	client acceptance delays;

•	weather interference, storm damage or other events of force majeure;

•	disputes with shipyards and suppliers;

•	shipyard failures and difficulties;

•	failure or delay of third-party equipment vendors or service providers;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals or in meeting permit or approval conditions.

These factors may contribute to cost variations and delays in the delivery of our newbuilding vessels and drillships. Delays in the delivery of these newbuilding vessels or drillships or the inability to complete construction in accordance with their design specifications may, in some circumstances, result in a delay in contract commencement, resulting in a loss of revenue to us, and may also cause customers to renegotiate, terminate or shorten the term of a charter agreement or drilling contract, pursuant to applicable late delivery clauses. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms. Additionally, capital expenditures for vessel or drilling unit upgrades, refurbishment and construction projects could materially exceed our planned capital expenditures. Moreover, our vessels and drilling units that may undergo upgrade, refurbishment and repair may not earn a dayrate or charterhire, respectively, during the periods they are out of service. In addition, in the event of a shipyard failure or other difficulty, we may be unable to enforce certain provisions under our newbuilding contracts such as our refund guarantee, to recover amounts paid as installments under such contracts. The occurrence of any of these events may have a material adverse effect on our results of operations, financial condition or cash flows.

In the event our counterparties do not perform under their agreements with us for the construction of our newbuilding vessels and drillships and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

As of August 19 , 2013, we had paid an aggregate of $720.0 million to Samsung in connection with our seventh generation drillships currently scheduled for delivery in November 2013, December 2013 and January 2015.

In addition, as of August 19, 2013, we had entered into contracts for the construction of four Panamax Ice Class 1A drybulk vessels, scheduled for delivery in 2014. As of August 19, 2013, we had made total yard payments in the amount of approximately $11.6 million for these vessels in the aggregate.

In the event our counterparties under the construction contracts discussed above do not perform under their agreements with us and we are unable to enforce certain refund guarantees with third party banks due to an outbreak of war, bankruptcy or otherwise, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Currently, our revenues in the offshore drilling segment depend on two ultra-deepwater drilling rigs and five drillships, which are designed to operate in harsh environments. The damage or loss of any of our drilling units could have a material adverse effect on our results of operations and financial condition.

Our revenues are dependent on the drilling rig Leiv Eiriksson, which commences drilling operations on the Norwegian Continental Shelf, the drilling rig Eirik Raude, which is currently mobilizing from offshore Ireland to offshore West Africa, where the rig is expected to commence drilling operations, and the drillships Ocean Rig Corcovado and Ocean Rig Mykonos, which are currently operating offshore Brazil, Ocean Rig Olympia, which is currently operating offshore West Africa, Ocean Rig Poseidon, which is currently operating offshore Angola and the Ocean Rig Mylos which was delivered on August 19, 2013. Our drilling units may be exposed to risks inherent in deepwater drilling and operating in harsh environments that may cause damage or loss. The drilling of oil and gas wells, particularly exploratory wells where little is known of the subsurface formations involves risks, such as extreme pressure and temperature, blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions, pollution and natural disasters such as hurricanes and tropical storms.

In addition, offshore drilling operations are subject to perils peculiar to marine operations, either while on-site or during mobilization, including capsizing, sinking, grounding, collision, marine life infestations, and loss or damage from severe weather. The replacement or repair of a rig or drillship could take a significant amount of time, and we may not have any right to compensation for lost revenues during that time. As long as we have only seven drilling units in operation, loss of or serious damage to one of the drilling units could materially reduce our revenues for the time that drilling unit is out of operation. In view of the sophisticated design of the drilling units, we may be unable to obtain a replacement unit that could perform under the conditions that our drilling units are expected to operate, which could have a material adverse effect on our results of operations and financial condition.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.

While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

We may have difficulty managing our planned growth properly.

We intend to continue to grow our fleet. Our future growth will primarily depend on our ability to:

•	locate and acquire suitable vessels and drilling units;

•	identify and consummate acquisitions or joint ventures;

•	enhance our customer base;

•	manage our expansion; and

•	obtain required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We may be unable to successfully execute our growth plans or we may incur significant expenses and losses in connection with our future growth which would have an adverse impact on our financial condition and results of operations.

If any of our vessels or drilling units fail to maintain their class certification and/or fail any annual survey, intermediate survey, drydocking or special survey, that vessel or unit would be unable to carry cargo or operate, thereby reducing our revenues and profitability and violating certain covenants under our credit facilities.

The hull and machinery of every commercial drybulk vessel, tanker and drilling unit must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. All of our drybulk vessels are certified as being “in class” by all the major Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping). Each of our operating drillships is certified as being “in class” by American Bureau of Shipping. The Leiv Eiriksson was credited with completing its last

Special Periodical Survey in April 2011 and the Eirik Raude completed the same in 2012. Our five operating drillships are due for their first Special Periodical Surveys in 2016 and 2018. Our seventh generation drillships under construction are due for their first Special Periodical Surveys in 2018 and 2020.

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel or drilling unit does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports, or operate, and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry cargo or be employed, or operate, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

The aging of our drybulk carrier fleet may result in increased operating costs or loss of hire in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of August 2013, the 42 vessels in our drybulk carrier fleet had an average age of 8.9 years. As our fleet ages we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, charterers actively discriminate against hiring older vessels. For example, Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton which has become the major vetting service in the drybulk shipping industry, ranks the suitability of vessels based on a scale of one to five stars. Most major carriers will not charter a vessel that Rightship has vetted with fewer than three stars. Rightship automatically downgrades any vessel over 18 years of age to two stars, which significantly decreases its chances of entering into a charter. Therefore, as our vessels approach and exceed 18 years of age, we may not be able to operate these vessels profitably during the remainder of their useful lives.

Our vessels and drilling units may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition.

If our drybulk vessels or tankers suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends, if any, in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

If our drilling units suffer damage, they may need to be repaired at a yard facility. The costs of discontinued operations due to repairs are unpredictable and can be substantial. The loss of earnings while our drilling units are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends, if any, in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We may not be able to maintain or replace our drilling units as they age.

The capital associated with the repair and maintenance of our fleet increases with age. We may not be able to maintain our existing drilling units to compete effectively in the market, and our financial resources may not be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement drilling units.

Our board of directors has determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry, and until such market conditions improve, it is unlikely that we will reinstate the payment of dividends.

In light of a lower freight rate environment and a highly challenged financing environment, our board of directors, beginning with the fourth quarter of 2008, has suspended our common share dividend. Our dividend policy will be assessed by the board of directors from time to time. The suspension allows us to preserve capital and use the preserved capital to capitalize on market opportunities as they may arise. Until market conditions improve, it is unlikely that we will reinstate the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan agreements, may limit our ability to pay dividends. Further, we may not be permitted to pay dividends if we are in breach of the covenants contained in our loan agreements and any waivers of non-compliance with the covenants in our loan agreements that we have received or may receive in the future from our lenders may prohibit us from paying dividends.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or pay dividends, if any, in the future.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments, if any, in the future depends on our subsidiaries and their ability to distribute funds to us. Furthermore, certain of our subsidiaries are obligated to use their surplus cash to prepay the balance on their long-term loans. If we are unable to obtain funds from our subsidiaries, our board of directors may not exercise its discretion to pay dividends in the future. We do not intend to obtain funds from other sources to pay dividends, if any, in the future. In addition, the declaration and payment of dividends, if any, in the future will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend and dividends may be declared and paid out of our operating surplus; but in this case, there is no such surplus. Dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Our ability to pay dividends, if any, in the future will also be subject to our satisfaction of certain financial covenants contained in our credit facilities and certain waivers related thereto.

Investment in derivative instruments such as freight forward agreements could result in losses.

From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

As of June 30, 2013, we had entered into 37 interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to indebtedness under our credit facilities, which were advanced at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Our existing interest rate swaps as of June 30, 2013 did not, and our future derivative contracts may not, qualify for treatment as hedges for accounting purposes. We recognized fluctuations in the fair value of these contracts in our statement of operations. At June 30, 2013, the fair value of our interest rate swaps was a liability of $ 77.1 million.

Our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements, under which loans have been advanced at a floating rate based on LIBOR and for which we have not entered into an interest rate swap or other hedging arrangement. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations.

Because we generate most of our revenues in U.S. Dollars, but incur a significant portion of our employee salary and administrative and other expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

Our principal currency for our operations and financing is the U.S. Dollar. A substantial portion of the operating dayrates for the drilling units, our principal source of revenues, are quoted and received in U.S. Dollars; however, a portion of our revenue under our contracts with Petryleo Brasileiro S.A., or Petrobras Brazil, for the Ocean Rig Corcovado and the Ocean Rig Mykonos is, and a portion of our revenue under our contract with Repsol Sinopec Brasil S.A., or Repsol, for the Ocean Rig Mylos, our seventh generation drillship which was delivered in August 2013, will be receivable in Brazilian Real. The principal currency for operating expenses is also the U.S. Dollar; however, a significant portion of employee salaries and administration expenses, as well as parts of the consumables and repair and maintenance expenses for the drilling rigs, may be paid in Norwegian Kroner, Great British Pounds, Canadian dollars, Euros or other currencies depending in part on the location of our drilling operations. For the six months ended June 30, 2013, approximately 70% of our expenses were incurred in currencies other than the U.S. Dollars. This exposure to foreign currency could lead to fluctuations in net income and net revenue due to changes in the value of the U.S. Dollar relative to the other currencies. Revenues paid in foreign currencies against which the U.S. Dollar rises in value can decrease, resulting in lower U.S. Dollar denominated revenues. Expenses incurred in foreign currencies against which the U.S. Dollar falls in value can increase, resulting in higher U.S. Dollar denominated expenses. We have employed derivative instruments in order to economically hedge our currency exposure; however, we may not be successful in hedging our future currency exposure and our U.S. Dollar denominated results of operations could be materially and adversely affected upon exchange rate fluctuations determined by events outside of our control.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Our debt under certain of our credit facilities bears interest at variable rates. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness.

We depend entirely on TMS Bulkers and TMS Tankers to manage and charter our drybulk fleet and our tankers under construction, respectively.

With respect to our operations in the drybulk and tanker shipping sectors, we currently have 19 employees, including our President and Chief Executive Officer, our Chief Financial Officer and our Senior Vice President Head of Accounting and Reporting. Since January 1, 2011, we have subcontracted the commercial and technical management of our drybulk and tanker vessels, including crewing, maintenance and repair, to TMS Bulkers Ltd., or TMS Bulkers, and TMS Tankers Ltd., or TMS Tankers, respectively. TMS Bulkers and TMS Tankers are beneficially wholly-owned by our Chairman, President and Chief Executive Officer, Mr. George Economou. The loss of the services or TMS Bulkers or TMS Tankers or their failure to perform their obligations to us could materially and adversely affect the results of our operations. Although we may have rights against TMS Bulkers and TMS Tankers if they default on their obligations to us, you will have no recourse against either of them. Further, we are required to seek approval from our lenders to change our manager.

Under our management agreements with TMS Bulkers and TMS Tankers, TMS Bulkers and TMS Tankers shall not be liable to us for any losses or damages arising in the course of its performance under the agreement unless such loss or damage is proved to have resulted from the negligence, gross negligence or willful default by TMS Bulkers and TMS Tankers, its employees or agents and in such case TMS Bulkers’ and TMS Tankers’ liability per incident or series of incidents is limited to a total of ten times the annual management fee payable under the relevant agreement. The management agreements further provide that TMS Bulkers and TMS Tankers shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except to the extent that they are shown to have resulted from a failure by TMS Bulkers and TMS Tankers to perform their obligations with respect to management of the crew. Except to the extent of the liability cap described above, we have agreed to indemnify TMS Bulkers and TMS Tankers and their employees and agents against any losses incurred in the course of the performance of the agreement.

TMS Bulkers and TMS Tankers are privately held company and there is little or no publicly available information about them.

The ability of TMS Bulkers and TMS Tankers to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair TMS Bulkers’ and TMS Tankers’ financial strength, and because it is privately held it is unlikely that information about its financial strength would become public unless TMS Bulkers or TMS Tankers began to default on their obligations. As a result, an investor in our shares might have little advance warning of problems affecting TMS Bulkers and TMS Tankers, even though these problems could have a material adverse effect on us.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

Our success will depend in large part on our ability and the ability of TMS Bulkers and TMS Tankers to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. If we are not able to increase our rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. Any inability we, or TMS Bulkers or TMS Tankers, experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business, which could have a material adverse effect on our financial condition, results of operations and cash flows.

We are dependent upon key management personnel, particularly our Chairman, President and Chief Executive Officer Mr. George Economou.

Our continued operations depend to a significant extent upon the abilities and efforts of our Chairman, President and Chief Executive Officer, Mr. George Economou. The loss of Mr. Economou’s services to our Company could adversely affect our discussions with our lenders and management of our fleet during this difficult economic period and, therefore, could adversely affect our business prospects, financial condition and results of operations. We do not currently, nor do we intend to, maintain “key man” life insurance on any of our personnel, including Mr. Economou.

Our Chairman, Chief Executive Officer has affiliations with TMS Bulkers and TMS Tankers which could create conflicts of interest.

Our major shareholder is controlled by Mr. George Economou, who controls four entities that, in the aggregate, were deemed to beneficially own, directly or indirectly, approximately 14.8% of our outstanding common shares as of August 19, 2013. Mr. Economou controls TMS Bulkers and TMS Tankers. Mr. Economou is also our Chairman, Chief Executive Officer and a director of our Company. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and TMS Bulkers and TMS Tankers, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus drybulk carriers and tankers managed by TMS Bunkers and TMS Tankers, respectively, and/ or other companies affiliated with TMS Bulkers or TMS Tankers and Mr. Economou.

In particular, TMS Bulkers or TMS Tankers may give preferential treatment to vessels that are beneficially owned by related parties because Mr. Economou and members of his family may receive greater economic benefits.

Failure to attract or retain key personnel, labor disruptions or an increase in labor costs could adversely affect our operations in the offshore drilling sector.

We require highly skilled personnel to operate and provide technical services and support for our business in the offshore drilling sector worldwide. As of December 31, 2012, through the subsidiaries of Ocean Rig UDW, we employed 1,374 employees, the majority of whom are full-time crew employed on our drilling units. Under certain of our employment contracts, we are required to have a minimum number of local crew members of our drillships. We will need to recruit additional qualified personnel as we take delivery of our newbuilding drillships. Competition for the labor required for drilling operations has intensified as the number of drilling units activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. If turnover increases, we could see a reduction in the experience level of our personnel, which could lead to higher downtime, more operating incidents and personal injury and other claims, which in turn could decrease revenues and increase costs. In response to these labor market conditions, we are increasing efforts in our recruitment, training, development and retention programs as required to meet our anticipated personnel needs. If these labor trends continue, we may experience further increases in costs or limits on our offshore drilling operations.

Currently, none of our employees are covered by collective bargaining agreements. In the future, some of our employees or contracted labor may be covered by collective bargaining agreements in certain jurisdictions such as Brazil, Nigeria, Norway and the United Kingdom. As part of the legal obligations in some of these agreements, we may be required to contribute certain amounts to retirement funds and pension plans and have restricted ability to dismiss employees. In addition, many of these represented individuals could be working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance. Labor disruptions could hinder our operations from being carried out normally and if not resolved in a timely cost-effective manner, could have a material impact on our business. If we choose to cease operations in one of those countries or if the market conditions reduce the demand for our drilling services in such a country, we would incur costs, which may be material, associated with workforce reductions.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. We may be unable to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance and our ability to pay dividends, if any, in the future may be adversely affected.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our method of operation, we do not believe that we are, have been or will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time and voyage chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time and voyage chartering activities does not constitute passive income, and the assets that we own and operate in connection with the production of that income do not constitute assets that produce or are held for production of passive income.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of any authorkity directly under the PFIC rules, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse tax consequences for such shareholders), such shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the U.S. shareholder’s holding period of our common shares. See “Item 10. Additional Information—E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated herein by reference, “ for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on United States source shipping income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended or the Code, 50% of the gross shipping income of a vessel-owning or - chartering corporation, such as ourselves and certain of our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% U.S. federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

We expect that we and each of our vessel-owning subsidiaries qualify for this statutory tax exemption and we have taken and intend to continue to take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. For example, we would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a five percent or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half of the days during the taxable year. Due to the factual nature of the issues involved, it is possible that our tax-exempt status or that of any of our subsidiaries may change.

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% (i.e., 50% of 4%) U.S. federal income tax on our gross shipping income attributable to transportation that begins or ends in the United States. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate our drilling units could result in a high tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

We conduct our worldwide drilling operations through various subsidiaries. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, or in the valuation of our deferred tax assets, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings in our offshore drilling segment, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in the United States, Canada, the United Kingdom, or Norway, our effective tax rate on our worldwide earnings from our offshore drilling operations could increase substantially and our earnings and cash flows from these operations could be materially adversely affected.

Our subsidiaries that provide services relating to drilling may be subject to taxation in the jurisdictions in which such activities are conducted. Such taxation would result in decreased earnings available to our shareholders.

Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of our common shares arising in an investor’s particular situation under U.S. federal, state, local and foreign law.

A spin off of our offshore drilling or tanker segment may have adverse tax consequences to shareholders.

We may again distribute, or spin off, a voting and economic interest in our majority-owned subsidiary, Ocean Rig UDW, formerly known as Primelead Shareholders Inc., which owns and operates our drilling units. We may spin off our wholly-owned subsidiary, Olympian Heracles Holding Inc., or Olympian Heracles Holding, which owns our oil tankers. A spin off of Ocean Rig UDW or Olympian Heracles Holding may be a taxable transaction to our shareholders depending upon their country of residence. A shareholder may recognize taxable gain and be subject to tax as a result of receiving shares of Ocean Rig UDW or Olympian Heracles Holding in the spin off, notwithstanding that cash will not have been received. In addition, after the spin off, Ocean Rig UDW or Olympian Heracles Holding may be treated as a PFIC, which would have adverse U.S. federal income tax consequences to a U.S. shareholder of Ocean Rig UDW or Olympian Heracles Holding. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such U.S. shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of shares of Ocean Rig UDW or Olympian Heracles Holding, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period in such shares. In the alternative, Ocean Rig UDW or Olympian Heracles Holding may issue common shares in a public offering. If as a result of such issuance, our ownership of Ocean Rig UDW or Olympian Heracles Holding was reduced to less than 25% (but more than 0%) of the outstanding capital stock of such entity, our ownership of Ocean Rig UDW or Olympian Heracles Holding common shares could be treated as a passive asset for purposes of determining whether we are a PFIC for U.S. federal income tax purposes.

Our vessels may call on ports located in, and our drilling units may operate in, countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.

As of the date of this registration statement, none of our vessels has called on ports located in, and none of our drilling units has operated in, countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria; however our vessels and drilling units may call on ports or operate in these countries from time to time in the future on our charterers’ instructions. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which amended the Iran Sanctions Act. Among other things, CISADA introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Alternatively, in connection with the nature of chartering arrangements generally and despite our objections, there is the possibility that from time to time in the future, our charterers may direct our vessels or drilling units to call in ports or operate in locations violative of sanctions. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We may be subject to premium payment calls because we obtain some of our insurance through protection and indemnity associations.

For our drybulk vessels, we may be subject to increased premium payments, or calls, in amounts based on our claim records as well as the claim records of other members of the protection and indemnity associations in the International Group, which is comprised of 13 mutual protection and indemnity associations and insures approximately 90% of the world’s commercial tonnage and through which we receive insurance coverage for tort liability, including pollution-related liability, as well as actual claims. Although there is no cap to the amount of such supplemental calls, historically, supplemental calls for our fleet have ranged from 0% to 40% of the annual insurance premiums, and in no year were such amounts material to the results of our operations. For the drilling units, we may be subject to increased premium payments, or calls, in amounts based on our claim records.

Our customers may be involved in the handling of environmentally hazardous substances and if discharged into the ocean may subject us to pollution liability which could have a negative impact on our cash flows, results of operations and ability to pay dividends, if any, in the future.

Our operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Environmental laws and regulations applicable in the countries in which we conduct operations have generally become more stringent. Such laws and regulations may expose us to liability for the conduct of or for conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such actions were taken.

During drilling operations in the past, the predecessor of Ocean Rig UDW, Ocean Rig ASA, caused the release of oil, waste and other pollutants into the sea and into protected areas, such as the Barents Sea where on

April 12, 2005, Ocean Rig ASA discharged less than one cubic meter of hydraulic oil. While we conduct maintenance on our drilling units in an effort to prevent such releases, future releases could occur, especially as our rigs age. Such releases may be large in quantity, above our permitted limits or in protected or other areas in which public interest groups or governmental authorities have an interest. These releases could result in fines and other costs to us, such as costs to upgrade our drilling units, costs to clean up the pollution, and costs to comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

We expect that we will be able to obtain some degree of contractual indemnification from our customers in most of our drilling contracts against pollution and environmental damages. But such indemnification may not be enforceable in all instances, the customer may not be financially capable in all cases of complying with its indemnity obligations or we may not be able to obtain such indemnification agreements in the future.

Our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues, which may have a material adverse effect on our results of operations, financial condition and cash flows.

Operating revenues may fluctuate as a function of changes in dayrates. However, costs for operating a drilling unit are generally fixed regardless of the dayrate being earned. Therefore, our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues. In addition, should our drilling units incur idle time between contracts, we typically will not de-man those drilling units but rather use the crew to prepare the rig for its next contract. During times of reduced activity, reductions in costs may not be immediate, as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In addition, as our drilling units are mobilized from one geographic location to another, labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are incurred. If we experience increased operating costs without a corresponding increase in earnings, this may have a material adverse effect on our results of operations, financial condition and cash flows.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We have been and may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Risks Relating to Our Common Shares

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

We may be adversely affected by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting boards (the International Accounting Standards Board, or IASB, and the Financial Accounting Standards Board, or FASB) have proposed changes to the accounting for leases. If the proposals are adopted, they would be expected generally to have the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet which would also change the income and expense recognition patterns of those items. Lessor accounting would also be affected. Financial statement metrics such as leverage and capital ratios, as well as EBITDA, may also be affected, even when cash flow and business activity have not changed. This may in turn affect covenant calculations under various contracts (e.g., loan agreements) unless the affected contracts are modified. On May 16, 2013, the IASB and the FASB issued, for public comment, exposure drafts on the proposed lease accounting. The Boards will set the effective date for the proposed requirements when they consider interested parties’ feedback on this exposure draft. Accordingly, the timing and ultimate effect of theose proposals on the Company are uncertain.

Our Chairman, President and Chief Executive Officer, who may be deemed to beneficially own, directly or indirectly, approximately 14.8% of our outstanding common shares, may have the power to exert control over us, which may limit your ability to influence our actions.

As of August 19, 2013, our Chairman, President and Chief Executive Officer, Mr. George Economou, may be deemed to have beneficially owned, directly or indirectly, approximately 14.8% of our outstanding common shares and therefore may have the power to exert considerable influence over our actions. The interests of our Chairman, President and Chief Executive Officer may be different from your interests.

Future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales, or the perception that these sales could occur, could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common shares.

Our Amended and Restated Articles of Incorporation authorize our board of directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

There is no guarantee of a continuing public market for you to resell our common shares.

Our common shares commenced trading on the NASDAQ National Market, now the NASDAQ Global Market, in February 2005. Our common shares now trade on the NASDAQ Global Select Market. We cannot assure you that an active and liquid public market for our common shares will continue. The price of our common shares may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the drybulk shipping industry;

•	market conditions in the drybulk shipping industry and the general state of the securities markets;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts; and

•	announcements concerning us or our competitors.

The trading price of our common shares is below $5.00 and if it remains below that level, under stock exchange rules, our stockholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use our common shares as collateral may depress demand as certain institutional investors are restricted from investing in shares priced below $5.00 and lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

You may not be able to sell your shares of our common shares in the future at the price that you paid for them or at all.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common shares entitled to vote for the directors;

•	prohibiting stockholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of stockholders;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	restricting business combinations with interested shareholders.

In addition, we have entered into a stockholders rights agreement that will make it more difficult for a third party to acquire us without the support of our board of directors.

The above anti-takeover provisions, including the provisions of our stockholders rights plan, could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

The price of our shares of common stock after an offering may be volatile.

The price of our shares of common stock may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry

•	mergers and strategic alliances in the drybulk and tanker industries;

•	market conditions in the drybulk and tanker industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	the general state of the securities market;

The seaborne transportation industry has been highly unpredictable and volatile. The market for our shares of common stock in this industry may be equally volatile. Consequently, you may not be able to sell the securities at prices equal to or greater than those paid by you in an offering.

Investors may experience significant dilution as a result of future offerings.

We may have to attempt to sell shares in the future in order to satisfy our capital needs; however there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant and our existing shareholders may experience significant dilution if we sell these future shares to other than existing shareholders pro rata at prices significantly below the price at which such existing shareholders invested.

We may issue additional shares of our common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of shares of our common stock.

We may issue additional shares of our common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional shares of our common stock or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of shares of our common stock may decline.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts or present facts or conditions.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	our future operating or financial results;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	our ability to obtain financing to fund our capital expenditure obligations for our newbuilding drillships;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	our ability to obtain double hull bunkering tankers given the scarcity of such vessels in general;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our ability to retain our key suppliers and key customers;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of crude oil or refined petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

PER SHARE MARKET PRICE INFORMATION

The trading market for our common stock is the NASDAQ Global Select Market, on which the shares are listed under the symbol “DRYS.” You should carefully review the high and low prices of DRYS common shares in the tables for the months, quarters and years indicated under the heading “Item 9. The Offer and Listing” in our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

The table below sets forth the high and low market closing prices for each of the periods indicated for our common shares as reported by NASDAQ.

	High	Low
For the Year Ended
For the Fiscal Year Ended December 31, 2012	$3.74	$1.58
For the Quarter Ended
June 30, 2013	$2.25	$1.68
March 31, 2013	$2.30	$1.64
For the Month:
August 1 through August 19, 2013	$2.12	$1.92
July 2013	$2.09	$1.78
June 2013	$1.87	$1.68
May 2013	$2.25	$1.82
April 2013	$1.94	$1.72
March 2013	$2.13	$1.80

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred stock dividends (or the dollar amount of the coverage deficiency in periods that earnings are inadequate to cover fixed charges) for each of the preceding five fiscal years and the six months ended June 30, 2013.

	Year Ended December	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six months Ended June 30, 2013
	(in thousands of US dollars)
Earnings/ (loss)
Income/(loss) from continuing operations before income taxes and non controlling interests	$(341,613)	$766	$210,886	$(19,858)	$(244,636)	$(92,532)
Add: Depreciation of capitalized interest	12	46	63	2,871	5,137	2,720
Add: Fixed charges	126,252	115,813	145,276	222,241	269,095	152,639
Less: Capitalized interest	(13,058)	(31,383)	(78,451)	(76,068)	(58,967)	(34,466)
Add: Equity in loss of investee	6,893	—	—	—	—	—

Total Earnings/ (loss)	$(221,514)	$85,242	$277,774	$129,186	$(29,371)	$28,361

Fixed Charges
Interest expensed and capitalized	$110,404	$101,104	$107,894	$163,171	$209,692	$120,425
Amortization and write-off of debt issue cost and discount relating to convertible notes	15,848	14,709	37,382	59,070	59,403	32,214

Total Fixed Charges	$126,252	$115,813	$145,276	$222,241	$269,095	$152,639

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	n/a	n/a	1.9x	n/a	n/a	n/a
Dollar amount of the coverage deficiency	347,766	30,571	n/a	93,055	298,466	124,278

For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, “preferred stock dividends,” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preferred stock and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations. We did not have any preferred stock outstanding as of August 19, 2013 or during any of the periods covered by the above table.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by any selling shareholder.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities included in this prospectus and any selling shareholder may sell shares of our common stock through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling shareholder may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or the behalf of any selling shareholder that participates with us or any selling shareholder in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and any selling shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

DryShips Inc. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

For purposes of the description of the Company’s capital stock below, references to “us,” “we” and “our” refer only to DryShips Inc. and not any of our subsidiaries. Please see our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, of which 424,762,244 shares (including treasury stock) are issued and outstanding as of August 19, 2013 and 500,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000,000 shares have been designated as Series A Convertible Preferred Stock and no shares are issued and outstanding as of August 19, 2013. All of our shares of stock are in registered form.

Share History

In October 2004, we issued 15,400,000 shares of our common stock to the Entrepreneurial Spirit Foundation, or the Foundation, as consideration for the contribution to us of all of the issued and outstanding capital stock of six of our subsidiaries. The Foundation is a foundation organized under the laws of Lichtenstein and is controlled by our Chairman and Chief Executive Officer Mr. George Economou. Subsequent to the issuance of the 15,400,000 shares discussed above, 2,772,000 shares of common stock were transferred from the Foundation to Advice Investments S.A., a corporation organized under the Republic of Liberia, all the issued and outstanding capital stock of which is owned by Ms. Elisavet Manola of Athens, Greece, the ex-wife of Mr. Economou. The Foundation transferred 1,848,000 shares of common stock to Magic Management Inc., all of the issued and outstanding capital stock of which is owned by Ms. Rika Vosniadou of Athens, Greece, the ex-wife of Mr. Economou. In February 2005, we issued 14,950,000 shares of common stock in connection with our initial public offering. The net proceeds of the initial public offering were $251.3 million. On February 14, 2006, the Foundation transferred all of its shares to its wholly-owned subsidiary, Elios Investments.

On May 10, 2006, the Company filed its universal shelf registration statement and related prospectus for the issuance of 5,000,000 shares of common stock. From May 2006 through August 2006, 4,650,000 shares of common stock with a par value $0.01 were issued. The net proceeds after underwriting commissions of 2.5% and other issuance fees were $56.5 million.

Our shareholders voted to adopt a resolution at our annual general shareholders’ meeting on July 11, 2006, which increased the aggregate number of shares of common stock that the Company is authorized to issue from 45,000,000 registered shares with par value of $0.01 to 75,000,000 registered shares with par value $0.01.

On October 24, 2006, the Company’s Board of Directors agreed to the request of the Company’s major shareholders (Elios Investments Inc., Advice Investments S.A. and Magic Management Inc.) following the declaration of our $0.20 quarterly dividend per share in September 2006, to receive their dividend payment in the form of our common stock in lieu of cash. One of these shareholders, Elios Investments Inc., is controlled by our Chairman and Chief Executive Officer, Mr. George Economou. In addition, the Board of Directors also agreed on that date to the request of a company related to Mr. Economou to accept repayment of the outstanding balance of a seller’s credit in respect of a vessel purchased by us (as discussed in Note 3(e) of our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2006) in shares of our common stock. As a result of the agreement, an aggregate of $3,080,000 in dividends and the seller’s credit together with interest amounting to $3,327,000 were settled with 235,585 and 254,512 shares of our common stock, respectively. The price used as consideration for issuance of the above common stock was equal to the average closing price of our common stock on the NASDAQ Global Select Market over the 8 trading days ended October 24, 2006, which was $13.07 per share.

In December 2006, we filed a registration statement on Form F-3 on behalf of the Company’s major shareholders registering for resale an aggregate of 15,890,097 shares of our common stock. This registration statement is no longer effective.

On October 5, 2007, we filed an automatic shelf registration statement on Form F-3ASR (Registration No. 333-146540) for an undetermined amount of securities, including common shares, preferred shares, debt securities, guarantees, warrants, purchase contracts and units. The above registration statement expired on October 5, 2010. As a result, on September 3, 2010, we filed a new automatic shelf registration statement, for an undetermined amount of securities, including common shares, preferred shares, debt securities, guarantees, warrants, purchase contracts and units. The registration of securities pursuant to the Form F-3ASR (Registration No. 333-146540) was deemed terminated as of September 7, 2010, the effective date of the new automatic shelf registration statement.

In January 2008, following a special shareholders meeting, we increased the aggregate number of authorized shares of our common stock from 75,000,000 registered shares with par value of $0.01 to 1,000,000,000 registered shares with a par value of $0.01 and increased the aggregate number of authorized shares of preferred stock from 30,000,000 registered shares; par value $0.01 per share to 500,000,000 registered preferred shares with a par value of $0.01 per share.

In January 2008, we entered into a stockholders rights agreement and declared a dividend of one preferred share purchase right, or a right, to purchase one one-thousandth of our Series A Participating Preferred Stock for each outstanding common share. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $250, subject to adjustment.

In March 2008, we filed a prospectus supplement relating to the offer and sale of up to 6,000,000 shares of common stock, par value $0.01 per share, pursuant to our controlled equity offering. In May 2008, we issued 1,109,903 shares of common stock pursuant to that prospectus supplement. The net proceeds, after underwriting commissions of 1.75% and other issuance fees, amounted to $101.6 million.

On March 5, 2008, we issued to Fabiana Services S.A., or Fabiana, 1,000,000 shares of common stock out of the 1,834,055 shares reserved in our 2008 Equity Incentive Plan. Fabiana, a related party entity incorporated in the Marshall Islands, provides the services of the individual who serves in the position of Chief Executive Officer of the Company. The shares vest quarterly in eight equal installments with the first installment of 125,000 shares vested on May 28, 2008, in accordance with the consultancy agreement with Fabiana.

On October 2, 2008, our board of directors and compensation committee approved grants in the amount of 9,000 vested shares and 9,000 unvested shares to the non-executive directors of the Company. The unvested shares vested ratably in 12 equal installments over a three year period with the first vesting date being January 1, 2009.

On October 21, 2008, we filed a prospectus supplement pursuant to our controlled equity offering for the sale of up to 4,940,097 common shares, pursuant to which we sold 2,069,700 shares. The net proceeds of this offering amounted to $41.9 million.

On November 6, 2008, we filed a prospectus supplement pursuant to our controlled equity offering for the sale of up to 25,000,000 common shares, pursuant to which we sold 24,980,300 shares. The net proceeds of this offering amounted to $167.1 million.

On January 28, 2009, we entered into an ATM Equity Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and we filed a related prospectus supplement relating to the offer and sale of up to $500 million of our common shares, pursuant to which we sold 71,265,000 shares through March 26, 2009. The net proceeds of this offering were $370.5 million after commissions.

On March 12, 2009, we granted to one of our executive officers 70,621 shares of non-vested common stock out of the 1,834,055 shares reserved in our 2008 Equity Incentive Plan. The shares vested in annual instalments of 42,373 and 28,248 shares on March 1, 2010 and 2011, respectively.

On March 19, 2009, we issued a total of 11,990,405 common shares to the nominees of Central Mare Inc. in connection with the disposal of three newbuilding Capesize vessels.

On April 2, 2009, we filed a prospectus supplement pursuant to our controlled equity for the sale of the remaining amount of $119,966,000 of common shares. We issued 24,404,595 shares of common stock with par value $0.01 per share. The net proceeds of this offering amounted to $117.0 million after commissions.

On May 7, 2009, we filed a prospectus supplement pursuant to our ATM Equity Offering Sales Agreement with Merrill Lynch for up to $475 million of common shares, pursuant to which we sold 69,385,000 shares. The net proceeds of this offering amounted to $464.9 million after commissions.

On July 9, 2009, we entered into an agreement with entities affiliated with our Chairman and Chief Executive Officer to acquire the remaining 25% of the total issued and outstanding capital stock of Ocean Rig UDW. The consideration paid for the 25% interest in Ocean Rig UDW consisted of a one-time $50 million cash payment upon the closing of the transaction, and the issuance of 52,238,806 shares of Series A Convertible Preferred Stock with an aggregate face value of $280 million. The holders of our Series A Convertible Preferred Stock have demand Registration Rights exercisable at any time.

In November 25, 2009, we issued $460 million aggregate principal amount of our 5.00% Convertible Senior Notes due December 1, 2014 resulting in net proceeds of $447.8 million. Concurrently with that offering, we offered up to 26,100,000 common shares to loan Deutsche Bank AG, London Branch pursuant to a share lending agreement.

On January 25, 2010 our board of directors and compensation committee approved a bonus in the form of 4,500,000 shares of our common stock with par value $0.01 to be granted to Fabiana for the contribution of our Chief Executive Officer during 2009 as well as for the years 2010, 2011 and 2012. The shares vest over a period of four years, with 1,000,000 shares vesting on the grant date; 1,000,000 shares vested on each of December 31, 2010 and 2011; and 1,500,000 shares vested on December 31, 2012.

On January 25, 2010, we amended our 2008 Equity Incentive Plan to provide that a total of 21,834,055 common shares be reserved for issuance under the 2008 Equity Incentive Plan, as Amended and Restated.

On March 5, 2010, we issued to one of our executive officers 2,000 shares of non-vested common stock and 1,000 shares of vested common stock out of the 21,834,055 common shares reserved under our 2008 Equity Incentive Plan, as Amended and Restated. The shares vested in annual instalments of 1,000 shares on July 20, 2010, December 31, 2010 and December 31, 2011, respectively.

On April 27, 2010, we issued $240 million aggregate principal amount of our 5.00% Convertible Senior Notes due December 1, 2014 resulting in net proceeds of $242.3 million, including $5.06 million in accrued interest from November 25, 2009. Concurrently with that offering, we offered up to 10,000,000 common shares to loan to Deutsche Bank AG, London Branch pursuant to a share lending agreement.

In December 2010, Ocean Rig UDW completed the sale of an aggregate of 28,571,428 of its common shares (representing approximately 22% of Ocean Rig UDW’s then outstanding common shares) in a private offering to eligible purchasers at a price of $17.50 per share, or the Ocean Rig UDW Private Placement. A company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, purchased 2,869,428 common shares, or 2.38% of Ocean Rig UDW’s then outstanding common shares, in the Ocean Rig UDW

Private Placement at the offering price of $17.50 per share. We received approximately $488.3 million of net proceeds from the Ocean Rig UDW Private Placement. Following the completion of the Ocean Rig UDW Private Placement, we owned approximately 78% of the outstanding common shares of Ocean Rig UDW.

On January 12, 2011, we awarded 9,000,000 non-vested common shares to Fabiana for the contribution of the services of our Chief Executive Officer during the fiscal year ended 2010. The shares awarded to Fabiana vest over a period of eight years, with 1,000,000 shares vested on February 10, 2011 and 1,000,000 shares vesting annually on December 31 of 2011 through 2018. The fair value of the shares on the award date was $5.50 per share.

On February 4, 2011, we awarded 15,000 non-vested common shares to one of our executive officers, which vest on a pro rata basis over the course of three years beginning in June 2012. The fair value of the shares on the award date was $5.01 per share.

On April 27, 2011, Ocean Rig UDW completed the issuance and sale of $500.0 million aggregate principal amount of its 9.5% senior unsecured notes due 2016, or Senior Unsecured Notes, in a private offering to eligible purchasers. The net proceeds from the offering of the Senior Unsecured Notes amounted to approximately $487.5 million.

On August 26, 2011, Ocean Rig UDW commenced an offer to exchange up to 28,571,428 of its common shares that were registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, pursuant to a registration statement on Form F-4 (Registration No. 333-175940), for an equivalent number of its common shares previously sold in the Ocean Rig UDW Private Placement, or the Ocean Rig UDW Exchange Offer. On September 29, 2011, an aggregate of 28,505,786 common shares were exchanged in the Ocean Rig UDW Exchange Offer.

On October 5, 2011, we completed the partial spin off of Ocean Rig UDW by distributing an aggregate of 2,967,291 common shares of Ocean Rig UDW, representing approximately a 2.25% stake in Ocean Rig UDW, after giving effect to the treatment of fractional shares, on a pro rata basis to our shareholders of record as of September 21, 2011. In lieu of fractional shares, our transfer agent aggregated all fractional shares that would otherwise be distributable to our shareholders and sold a total of 105 common shares on behalf of those shareholders who would otherwise be entitled to receive a fractional share of Ocean Rig UDW. Following the distribution, each such shareholder received a cash payment in an amount equal to its pro rata share of the total net proceeds of the sale of fractional shares. On September 19, 2011, Ocean Rig UDW’s common shares commenced “when issued” trading on the NASDAQ Global Select Market under the ticker “ORIGV.” Ocean Rig UDW’s common shares commenced “regular way” trading on the NASDAQ Global Select Market under the ticker symbol “ORIG” on October 6, 2011.

The conditions for the mandatory conversion of 25% of our 52,238,806 outstanding shares of Series A Convertible Preferred Stock into 10,242,903 of our common shares, at the conversion price set forth in the Certificate of Designations, were met on each of December 31, 2010, March 31, 2011, July 31, 2011 and September 30, 2011, the contractual delivery dates of the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, respectively. Accordingly, we issued a total of 46,095,517 common shares in connection with the conversion of our shares of Series A Convertible Preferred Stock, including 5,123,905 common shares issued in October 2011 upon the conversion, at the conversion price set forth in the Certificate of Designations, of an aggregate of 6,532,979 dividend shares of Series A Convertible Preferred Stock accrued quarterly from July 9, 2009 through September 30, 2011 and held by each shareholder.

On November 3, 2011, the merger of Pelican Stockholdings Inc., or Pelican Stockholdings, our wholly-owned subsidiary, and OceanFreight Inc., or OceanFreight, was completed, following approval by shareholders of OceanFreight at a special meeting of shareholders held on November 3, 2011. Following the completion of the merger, OceanFreight is our wholly-owned subsidiary. We refer to this transaction as the OceanFreight acquisition. Under the terms of the merger agreement, OceanFreight shareholders received $11.25 cash and 0.52326 of a common share of Ocean Rig UDW per common share of OceanFreight previously owned. Following the closing of the OceanFreight acquisition, we transferred $33.1 million in cash and 1,541,159 common shares of Ocean Rig UDW to shareholders of OceanFreight, other than the entities controlled by Mr. Anthony Kandylidis, the Chief Executive Officer of OceanFreight, as discussed below. The common shares of Ocean Rig UDW that comprised the stock portion of the merger consideration were currently outstanding shares that were owned by us. Prior to the completion of the merger, we acquired from the entities controlled by Mr. Kandylidis all of their shares of OceanFreight, representing a majority of the outstanding shares of OceanFreight, for the same consideration per share that the OceanFreight shareholders received in the OceanFreight acquisition, which amounted to approximately $33.8 million in cash and 1,570,226 common shares of Ocean Rig UDW. Mr. Kandylidis is the Executive Vice President of Ocean Rig UDW as well as the son of one of our directors and the nephew of our Chairman, President and Chief Executive Officer and the Chairman, President and Chief Executive Officer of Ocean Rig UDW, Mr. George Economou.

On December 6, 2011, we announced that the board of directors of Ocean Rig UDW had approved a repurchase program through December 31, 2013 for up to a total of $500.0 million of Ocean Rig UDW’s common shares and Senior Unsecured Notes. As of August 19, 2013, no repurchases had been made under the repurchase program.

On April 17, 2012, DryShips Inc. completed the sale of an aggregate of 11,500,000 common shares of Ocean Rig UDW owned by DryShips Inc. in a public offering amounting to net proceeds to us of $180.5 million. Companies affiliated with our Chairman, President and Chief Executive Officer purchased a total of 2,185,000 common shares of Ocean Rig UDW from DryShips at the public offering price of $16.25 per share.

On September 20, 2012, Drill Rigs Holdings, our majority-owned subsidiary and a wholly-owned subsidiary of Ocean Rig UDW, completed the issuance of $800 million of aggregate principal amount of Senior Secured Notes, in a private offering to eligible purchasers, or the Drill Rigs Holdings Secured Bond Offering.

On February 14, 2013, DryShips Inc. completed the sale of an aggregate of 7,500,000 common shares of Ocean Rig UDW owned by DryShips Inc. in a public offering amounting to net proceeds to us of $123.2 million.

As of August 19, 2013, we had 424,762,244 common shares (including treasury stock) outstanding and we owned 78,301,755 shares, or 59.4%, of Ocean Rig UDW’s outstanding common shares.

Description of Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold pursuant to this registration statement when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our Series A Convertible Preferred Stock and any shares of preferred stock which we may issue in the future. Our common stock is listed on the NASDAQ Global Select Market under the symbol “DRYS.”

Our Articles of Incorporation and Bylaws

Our purpose, as stated in Section B of our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not impose any limitations on the ownership rights of our shareholders.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote in an election. Our Amended and Restated Articles of Incorporation provide that cumulative voting shall not be used to elect directors. Our board of directors must consist of at least three members. The exact number of directors is fixed by a vote of at least 66 2/3% of the entire board. Our Amended and Restated Bylaws provide for a staggered board of directors whereby directors shall be divided into three classes: Class A, Class B and Class C which shall be as nearly equal in number as possible. Shareholders, acting as at a duly constituted meeting, or by unanimous written consent of all shareholders, initially designated directors as Class A, Class B or Class C. The term of our directors designated Class A directors expires at our 2014 annual meeting of shareholders. Class B directors serve for a term expiring at our 2015 annual meeting of shareholders. Directors designated as Class C directors serve for a term expiring at our 2013 annual meeting of shareholders. At annual meetings for each initial term, directors to replace those whose terms expire at such annual meetings will be elected to hold office until the third succeeding annual meeting. Each director serves his respective term of office until his successor has been elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Under our Amended and Restated Bylaws, no contract or transaction between the Company and one or more of our directors or officers, or between the Company and any other corporation, partnership, association or other organization of which one or more of our directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or a committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her or their relationship or interest as to the contract or transaction are disclosed or are known to our board or directors or the applicable committee thereof and the board or directors or such committee, as applicable, in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as defined under the BCA, then by unanimous vote of the disinterested directors; (ii) the material facts as to his or her or their relationship or interest as to the contract or transaction are disclosed or are known to the Company’s shareholders, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by our board of directors, a committee thereof or our shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof that authorizes the contract or transaction.

Shareholder Meetings

Under our Amended and Restated Bylaws, annual shareholders meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Indemnification of Officers and Directors

Our Amended and Restated Bylaws include a provision that entitles any director or officer of the Company to be indemnified by the Company upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We are also authorized to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether the Company would have the power to indemnify such director or officer against such liability by law or under the provisions of our by laws. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The indemnification provisions in our Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Provisions of our Charter Documents

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have antitakeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 500,000,000 shares of blank check preferred stock, of which 100,000,000 of these shares have been designated as Series A Convertible Preferred Stock and 10,000,000 of these shares have been designated as Series A Participating Preferred Stock as of August 19, 2013. As of August 19, 2013, we had no shares of preferred stock outstanding. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our Amended and Restated Articles of Incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws require shareholders to give advance written notice of nominations for the election of directors. Our Amended and Restated Bylaws also provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA and our Amended and Restated Bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Amended and Restated Bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or the President may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting of shareholders for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, as of January 18, 2008. Under this Agreement, we declared a dividend payable of one preferred share purchase right, or Right, to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding common share. The Right will separate from the common shares and become exercisable after (1) the 10th business day after a person or group acquires ownership of 15% or more of our common shares or (2) the 10th business day (or such later date as determined by the company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of our common shares, or collectively, the Distribution Date. On the Distribution Date, each holder of a Right will be entitled to purchase for $250.00, or the Exercise Price, a fraction (1/1000th) of one share of our Series A Participating Preferred Stock, which has similar economic terms as one of our common shares. Subject to certain exceptions, if a person acquires more than 15% of our common shares, referred to as an Acquiring Person, each holder of a Right (except that Acquiring Person) will be entitled to buy at the exercise price the number of our common shares stock having a market value of twice the exercise price. In addition, any time after the date an Acquiring Person obtains more than 15% of our common shares and before that Acquiring Person acquires more than 50% of our outstanding common shares, we may exchange each right owned by all other Rights holders, in whole or in part, for one of our common shares. We may also redeem the Rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

On July 9, 2009, the Stockholders Rights Agreement was amended for the sole purpose of amending and restating the definition of Acquiring Person to exempt persons acquiring our Series A Convertible Preferred Stock and any of our common shares resulting from the conversion of any such preferred stock from the definition of Acquiring Person, subject to certain exceptions. On April 21, 2010, the Stockholders Rights Agreement was further amended for the sole purpose of further amending and restating the definition of Acquiring Person to exempt from the definition of Acquiring Persons any persons acting (i) as a broker, dealer, distributor or initial purchaser or underwriter of our securities or as a market-maker with respect to such securities or (ii) in connection with share lending agreements or similar agreements between us or any of our affiliates and such person or any of such person’s affiliates or associates, subject to certain exceptions.

The Rights expire on the earliest of (1) February 4, 2018 or (2) the exchange or redemption of the Rights as described above. The terms of the rights and the Stockholders Rights Agreement may be amended without the consent of the Rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the Rights and the Stockholders Rights Agreement may be amended to make changes, which do not adversely affect the rights of the Rights holders (other than the Acquiring Person). The Rights do not have any voting rights. The Rights have the benefit of certain customary anti-dilution protections. As of August 19, 2013, no exercise of any Right had occurred.

Dividends

In light of a lower freight rate environment and a highly challenged financing environment, our board of directors, beginning with the fourth quarter of 2008, has suspended our common share dividend. Our dividend policy will be assessed by the board of directors from time to time. The suspension allows us to preserve capital and use the preserved capital to capitalize on market opportunities as they may arise. Until market conditions improve, it is unlikely we will reinstate the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan agreements, may limit our ability to pay dividends. Further, we may not be permitted to pay dividends if we are in breach of the covenants contained in our loan agreements. In addition, the waivers of our non-compliance with covenants in our loan agreements that we received from our lenders may prohibit us from paying our dividends.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends, if any, in the future, will also depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the drybulk, tanker or offshore drilling charter markets, our earnings would be negatively affected thus limiting our ability to pay dividends, if any, in the future. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.

We believe that, under current U.S. law, any future dividend payments from our then current and accumulated earnings and profits, as determined under U.S. federal income tax principles, would constitute “qualified dividend income” and, as a consequence, non-corporate U.S. shareholders would generally be subject to the same preferential U.S. federal income tax rates applicable to long-term capital gains with respect to such dividend payments. Distributions in excess of our earnings and profits, as so calculated, will be treated first as a non-taxable return of capital to the extent of a U.S. stockholder’s tax basis in its common shares on a dollar-for-dollar basis and thereafter as capital gain.

DESCRIPTION OF PREFERRED SHARES

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 500,000,000 shares of blank check preferred stock. As of the date of this prospectus, we do not have any shares of Series A Convertible Preferred Stock.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Our Series A Convertible Preferred Stock that was outstanding until October 2011 accrued cumulative dividends on a quarterly basis at an annual rate of 6.75% of the aggregate face value. Dividends were payable in preferred stock or cash, if cash dividends have been declared on our common shares. Such accrued dividends were payable in additional shares of preferred stock immediately prior to any conversion.

Each share of our Series A Convertible Preferred Stock was mandatorily convertible into our common shares proportionally, upon the contractual delivery of our drillships Ocean Rig Corcovado, Ocean Rig Olympia, Ocean Rig Poseidon and Ocean Rig Mykonos, at a premium of 127.5% of the original purchase price. Furthermore, each share of the Series A Convertible Preferred Stock could have been converted into our common shares at any time at the option of the holder at a conversion rate of 1.0:0.7.

Each share of Series A Convertible Preferred Stock entitled the holder to one vote on all matters submitted to a vote of our shareholders. Except as otherwise provided in the Certificate of Designations of Rights, Preferences and Privileges of Series A Convertible Preferred Stock, or the Certificate of Designations, or by law, the holders of shares of Series A Convertible Preferred Stock and the holders of our common shares voted together as one class on all matters submitted to a vote of the Company’s shareholders. Except as required by law, holders of Series A Convertible Preferred Stock had no special voting rights and their consent was not be required (except to the extent they are entitled to vote with holders of our common shares as described above) for taking any corporate action.

The Series A Convertible Preferred Stock ranked senior to all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provided otherwise. The Series A Convertible Preferred Stock was not redeemable unless upon any liquidation, dissolution or winding up of the Company, or sale of all or substantially all of the Company’s assets, in which case a one-to-one redemption takes place plus any accrued and unpaid dividends.

In connection with the delivery of our newbuilding drillships the Ocean Rig Corcovado, Ocean Rig Olympia, Ocean Rig Poseidon and Ocean Rig Mykonos¸ all of our outstanding shares of Series A Convertible Preferred Stock were converted into common shares in accordance with the terms of the Certificate of Designations.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Under the terms of the indenture, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

The Depository Trust Company, or DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation’s or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from nonparticipants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.‘s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC, DTCC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*

FINRA filing fee	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Printing and engraving expenses	$	*

Transfer agent and registrar fees	$	*

Indenture trustee fees and expenses	$	*

Blue sky fees and expenses	$	*

Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements of DryShips Inc., appearing in DryShips Inc.‘s Annual Report on Form 20-F for the year ended December 31, 2012 (including schedule appearing therein) and the effectiveness of DryShips Inc.‘s internal control over financial reporting as of December 31, 2012, have been audited by Ernst Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in its reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about DryShips Inc’s. ability to continue as a going concern as described in Note 3 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the SEC. You may read and copy any document that we file and obtain copies at the prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington

D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and other information regarding issuers that file electronically with the SEC. Our filings are also available on our website at http://www.dryships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 22, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report on Form 6-K, filed with the Commission on August 8, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operation and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six month period ended June 30, 2013;

•	Our Report on Form 6-K, filed with the Commission on July 16, 2013,

•	Our Report on Form 6-K, filed with the Commission on July 23, 2013

•	The description of our securities contained in our Registration Statement on Form F-1, (File No. 333-122008) as amended, filed with the SEC on January 13, 2005 and any amendment or report filed for the purpose of updating that description; and

•	Registration Statement on Form 8-A12B, filed with the Commission on January 8, 2008, and any amendment thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

DryShips Inc.

Attn: George Economou

74-76 V. Ipeirou Street

151 25, Marousi

Athens, Greece

(011) (30) 210 80 90 570

Information provided by the Company

We will furnish holders of shares of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.